UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ENERGIZER HOLDINGS, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc., to be held at 8:00 a.m. Central Time on Monday, January 29, 2018, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2017 Annual Report. On or about December 13, 2017, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

We encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials as soon as possible in the postage-paid envelope provided. If you plan to attend the Annual Meeting, please bring the 2018 Annual Meeting Admission Ticket and proof of identification (such as a driver’s license or other photo identification).

Thank you for your investment in Energizer!

ALAN R. HOSKINS

Chief Executive Officer

December 13, 2017

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 8:00 a.m. Central Time on Monday, January 29, 2018 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is:

1)	to elect four directors to serve one-year terms ending at the Annual Meeting held in 2019, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018;

3)	to cast an advisory vote on executive compensation;

4)	to vote to amend and restate the Company’s Second Amended and Restated Articles of Incorporation to remove supermajority provisions;

and to act upon such other matters as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2018 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. This process will reduce our costs to print and distribute our proxy materials. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail.

You may vote if you are a shareholder of record on November 28, 2017. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-800-690-6903, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.proxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2017 Annual Report to Shareholders have also been posted at https://materials.proxyvote.com/29272W

By Order of the Board of Directors,

Benjamin J. Angelette

Deputy General Counsel & Corporate Secretary

December 13, 2017

2017 PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders	• Time and date: 8:00 a.m., Central Time, January 29, 2018.

•	Place: Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

•	Record Date: November 28, 2017.

•	Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting matters with Board recommendation in parentheses	• Election of four directors (FOR EACH NOMINEE).

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018 (FOR).

•	Advisory vote on executive compensation (FOR).

•	Vote to amend and restate the Company’s Second Amended and Restated Articles of Incorporation to remove supermajority provisions (FOR).

Board nominees	Standing for election for a term expiring in 2019:

•	Bill G. Armstrong. Former Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition.

•	James C. Johnson. Former General Counsel, Loop Capital Markets LLC.

•	W. Patrick McGinnis. Former Chairman of Nestlé Purina PetCare Company.

•	Robert V. Vitale. Chief Executive Officer, Post Holdings, Inc.

Other directors	Term expiring in 2019:

•	J. Patrick Mulcahy. Chairman of Energizer Holdings, Inc. Former Chairman of the Board of Edgewell Personal Care Company (Edgewell), our former parent company, from 2007 until the separation of its personal care and household products businesses in July 2015.

•	Alan R. Hoskins. President and Chief Executive Officer of Energizer Holdings, Inc. since 2015. Chief Executive Officer, Energizer Household Products of Edgewell, our former parent company, from 2012-2015.

Energizer Holdings, Inc. 2017 Proxy Statement    (i)

2017 PROXY SUMMARY

•	Kevin J. Hunt. Former President and Chief Executive Officer of Ralcorp Holdings, Inc.

•	Patrick J. Moore. President and Chief Executive Officer of PJM Advisors, LLC.

Term expiring in 2020:

•	Cynthia J. Brinkley. President and Chief Operating Officer for Centene Corporation.

•	John E. Klein. Former President of Randolph College.

All directors except Mr. Vitale have served since July 2015. Messrs. Armstrong, Johnson, Klein, McGinnis and Mulcahy served as directors of our former parent company prior to July 2015.

Independent registered public accounting firm	The Board recommends that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2018.

Advisory vote on executive compensation	The Board recommends that shareholders approve on an advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.

Proposal to Amend and Restate the Company’s Second Amended and Restated Articles of Incorporation to Remove Supermajority Provisions	The Board recommends a vote FOR the amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation to remove supermajority provisions.

Our compensation guiding principles	Our primary compensation strategy is “Pay for Performance” which drives a mindset of accountability and productivity. Our compensation guiding principles are to structure executive compensation that is simple, aligned and balanced:

•	Simple—Compensation methods should be transparent and minimize perquisites. The linkage between metrics and business goals should be clear.

•	Aligned—An executive’s total compensation package should reflect strong alignment with shareholder interests.

•	Balanced—The components of compensation should complement each other and offset risk of overemphasis in any one area.

We believe our guiding principles are strongly aligned with our corporate strategic priorities and our vision for shareholder value creation.

(ii)    Energizer Holdings, Inc. 2017 Proxy Statement

2017 PROXY SUMMARY

Key elements of our compensation program	•	Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•	Annual cash bonus program. In fiscal 2017, bonuses were payable based on the following components, related to the achievement of pre-determined Company targets:

¡       25% related to adjusted free cash flow;

¡      25% related to adjusted net sales;

¡       25% related to adjusted SG&A as % of net sales; and

¡      25% related to adjusted operating profit.

•	Three-year equity awards. In fiscal 2017, we awarded restricted stock equivalents with a three-year vesting period. 70% of the award is performance-based and vests based only upon achievement of pre-determined performance targets of two metrics: (i) cumulative adjusted earnings per share, and (ii) cumulative free cash flow as a percentage of adjusted net sales. The remaining portion vests on the third anniversary of the grant if the recipient remains employed with the Company.

•	Supplemental retirement plans. Our executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•	Severance and other benefits following change of control. We do not provide employment agreements to any of our named executive officers. We have, however, entered into change of control employment agreements with each of the named executive officers at the time they became executive officers which was as of the legal separation from our former parent company via a tax-free spin-off on July 1, 2015 (the “Spin-Off”). Under these agreements, executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or resign for good cause) following a change of control of the Company.

Energizer Holdings, Inc. 2017 Proxy Statement    (iii)

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2018 Annual Meeting. This proxy statement, the form of proxy and the Company’s 2017 Annual Report to Shareholders will be available at https://materials.proxyvote.com/29272W beginning on December 13, 2017. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 13, 2017.

How to Receive Printed Materials

We have elected to take advantage of the Securities and Exchange Commission’s (the “SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 13, 2017, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on November 28, 2017 may vote at the meeting and any adjournment or postponement thereof. On November 28, 2017, there were 59,883,164 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for record holders:

•	Voting by Mail. If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials) or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•	Voting by Telephone. You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day.

•	Voting by Internet. You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

Please note that if you are a record holder and plan to vote in person at the meeting, you should bring the attached 2018 Annual Meeting Admission Ticket with you, as well as proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting another proper proxy by telephone, Internet or mail; or

•	attending the Annual Meeting and voting in person.

Energizer Holdings, Inc. 2017 Proxy Statement    1

PROXY STATEMENT—VOTING PROCEDURES

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2018 and the approval of executive compensation by non-binding vote must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

The amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation must be approved by the holders of record of two-thirds of the outstanding shares of common stock of the Company then entitled to vote generally in the election of directors.

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee and against each proposal.

While the shareholder vote on executive compensation is advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation and the vote to amend and restate the Company’s Second Amended and Restated Articles of Incorporation are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 2 of this Proxy Statement). If the broker, bank or

2    Energizer Holdings, Inc. 2017 Proxy Statement

PROXY STATEMENT—VOTING PROCEDURES

other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors and the advisory vote on executive compensation, but will have the effect of votes “against” the amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged Laurel Hill to help solicit proxies from shareholders (in person, by phone or otherwise) for a fee of $7,500 plus expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2017, except as described below:

In July 2017, one of our executive officers (Susan K. Drath, our Chief Human Resource Officer) filed a late Form 4 reporting five transactions representing acquisitions of Energizer shares pursuant to an automatic dividend reinvestment plan implemented in her brokerage account.

Energizer Holdings, Inc. 2017 Proxy Statement    3

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members, and four directors are nominated for election at the 2018 Annual Meeting. At the 2017 Annual Meeting, the shareholders voted to amend and restate the Amended and Restated Articles of Incorporation of the Company that resulted in a phased-in elimination of the classified board. Our Board of Directors currently consists of three classes: one class consisting of two directors, as a result of the retirement of John R. Roberts on January 30, 2017, whose terms of service expire at the 2020 Annual Meeting, one class consisting of four directors whose terms of service expire at the 2019 Annual Meeting, and one class consisting of four directors nominated for election at the 2018 Annual Meeting. If elected, following this Annual Meeting, eight directors will have terms expiring at the 2019 Annual Meeting.

Four directors will be elected at the 2018 Annual Meeting to serve one-year terms expiring at our Annual Meeting in 2019. The Board has nominated Bill G. Armstrong, James C. Johnson, W. Patrick McGinnis and Robert V. Vitale for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for a one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his place, unless you indicate otherwise.

Vote Required.    The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

4    Energizer Holdings, Inc. 2017 Proxy Statement

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2017.

BILL G. ARMSTRONG, Director since 2015, Age 69

(Standing for Election at this meeting for a term expiring in 2019)

Mr. Armstrong is a private equity investor and a former director of Ralcorp Holdings, Inc. and Edgewell Personal Care Company (Edgewell), our former parent company.

From 2001 to 2004, Mr. Armstrong served as Executive Vice President and Chief Operating Officer at Cargill Animal Nutrition. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce.

As a result of Mr. Armstrong’s international and operational background, as well as his extensive experience with corporate transactions, he provides a global perspective to the Board, which has become increasingly important as our international operations represent a significant portion of our annual sales.

JAMES C. JOHNSON, Director since 2015, Age 65

(Standing for Election at this meeting for a term expiring in 2019)

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a financial services firm, from November 2010 until his retirement in January 2014. From 1998 to 2009, Mr. Johnson served in a number of positions at The Boeing Company, an aerospace and defense firm, including Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. He is also a director of Ameren Corporation, Hanesbrands Inc. and Edgewell.

As a former General Counsel of a financial services firm and a former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm, Mr. Johnson provides our board with extensive executive management and leadership experience, as well as strong legal, compliance, risk management, corporate governance and compensation skills.

Energizer Holdings, Inc. 2017 Proxy Statement    5

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

W. PATRICK MCGINNIS, Director since 2015, Age 70

(Standing for Election at this meeting for a term expiring in 2019)

Mr. McGinnis served as Chairman of Nestlé Purina PetCare Company from January 2015 until his retirement in January 2017. Mr. McGinnis served as Chief Executive Officer and President of Nestlé Purina PetCare Company, a pet foods company, from 2001 through January 1, 2015. From 1980 to 1999, he served in various roles of increasing responsibility at Ralston Purina Company, including President and Chief Executive Officer. Mr. McGinnis serves on the Board of Caleres, Inc. and is a former director of Edgewell, our former parent company.

Mr. McGinnis has over forty years of experience in consumer products industries, including almost twenty years as chief executive of the Purina pet food business. As a result, he has expertise with respect to marketing and other commercial issues, competitive challenges, and long-term strategic planning, as well as valuable perspectives with respect to potential acquisitions of consumer products businesses that make him an invaluable member of our Board.

ROBERT V. VITALE, Director since 2017, Age 50

(Standing for Election at this meeting for a term expiring in 2019)

Mr. Vitale is President and Chief Executive Officer of Post Holdings, Inc. Post is a nearly $6 billion diversified food company with leading positions in ready to eat cereal, value added egg products, sports nutrition and various private brand categories. Rob joined Post in 2011 as its Chief Financial Officer.

Prior to joining Post, Rob led AHM Financial Group, LLC (2006-2011), an insurance brokerage and wealth management firm, and was a partner in Westgate Group, LLC, a consumer products private equity firm (1996-2006). He managed Corporate Finance at Boatmens Bancshares (1994-1996), and started his career at KPMG in 1987.

Mr. Vitale’s strong leadership, deep M&A expertise and accounting and financial background, along with his knowledge of consumer products businesses, brings critical expertise to our Board of Directors.

6    Energizer Holdings, Inc. 2017 Proxy Statement

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

J. PATRICK MULCAHY, Director since 2015, Age 73

(Continuing in office—term expiring in 2019)

Mr. Mulcahy has served as Chairman of Energizer’s Board of Directors since July 2015 and served as Chairman of the Board of Edgewell, our former parent company, from 2007-2015. He served as Vice Chairman of the Board of our former parent company from January 2005 to January 2007, and prior to that time served as Chief Executive Officer of our former parent company from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. He is a former director of Ralcorp Holdings, Inc., Solutia, Inc. and Hanesbrands Inc.

Mr. Mulcahy has over 40 years of experience in consumer products industries, including almost 20 years as chief executive of Energizer’s battery business. He is very knowledgeable about the dynamics of our business and the categories in which we compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

ALAN R. HOSKINS, Director since 2015, Age 56

(Continuing in office—term expiring in 2019)

Mr. Hoskins has been President and Chief Executive Officer of Energizer Holdings, Inc. since July 2015. Prior to his current position, he served as President and Chief Executive Officer, Energizer Household Products of Edgewell, our former parent company, a position he held since April 2012. Mr. Hoskins held several leadership positions including Vice President, Asia-Pacific, Africa and Middle East from 2008 to 2011, Vice President, North America Household Products Division from 2005 to 2008, Vice President, Sales and Trade Marketing from 1999 to 2005, and Director, Brand Marketing from 1996 to 1999. He started his career at Union Carbide in 1983 following several years in the retailer, wholesaler and broker industry.

Mr. Hoskins is very knowledgeable about the dynamics of our business and the categories in which we compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

Energizer Holdings, Inc. 2017 Proxy Statement    7

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

KEVIN J. HUNT, Director since 2015, Age 66

(Continuing in office—term expiring in 2019)

Mr. Hunt served as President and Chief Executive Officer of Ralcorp Holdings, Inc., a private-brand food and food service products company, from January 2012 to January 2013 upon its acquisition by ConAgra Foods, Inc. Mr. Hunt previously served as Co-Chief Executive Officer and President of Ralcorp Holdings from 2003 to 2011 and Corporate Vice President from 1995 to 2003. Prior to joining Ralcorp Holdings, he was Director of Strategic Planning for Ralston Purina and before that he was employed in various roles in international and domestic markets and general management by American Home Products Corporation. Mr. Hunt serves as a director of the Clearwater Paper Corporation. He previously served on the advisory Board of the Vi-Jon Company, owned by Berkshire Partners. He is a former director of Ralcorp Holdings, Inc.

As a former CEO and President of a NYSE-listed company, Mr. Hunt brings his considerable experience to our Board and the committees thereof on which he serves.

PATRICK J. MOORE, Director since 2015, Age 63

(Continuing in office—term expiring in 2019)

Mr. Moore is President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recycling, from 2002 to 2011 upon its acquisition by RockTenn Company. During his 24 year tenure at Smurfit, Mr. Moore also served as Chief Financial Officer, Vice President—Treasurer and General Manager of the Company’s Industrial Packaging division. Smurfit filed for voluntary Chapter 11 bankruptcy in January 2009 and emerged in June 2010. Mr. Moore previously held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. He serves on the North American Review Board of American Air Liquide Holdings, Inc. and on the Board of Archer Daniels Midland Company. He is a former director of Ralcorp Holdings, Inc., Exelis, Inc. and Rentech, Inc.

Mr. Moore’s experience and financial expertise contribute to the oversight of overall financial performance and reporting by our Board as well as operational and strategic oversight.

8    Energizer Holdings, Inc. 2017 Proxy Statement

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

CYNTHIA J. BRINKLEY, Director since 2015, Age 58

(Continuing in office—term expiring in 2020)

Ms. Brinkley is President and Chief Operating Officer for Centene Corporation, a government services managed care company. Prior to joining Centene in 2014, Ms. Brinkley was Vice President of Global Human Resources for General Motors from 2011 to 2013. Prior to GM, she was Senior Vice President of Talent Development and Chief Diversity Officer for AT&T from 2008 to 2011. Ms. Brinkley worked for SBC Communications from 1986 to 2008, lastly as President of SBC / AT&T Missouri, when SBC Communications acquired AT&T.

Ms. Brinkley brings significant experience in communications and human resources as well as extensive experience as a senior executive at Fortune 10 and Fortune 200 companies to our Board of Directors and provides the Board with a unique perspective on high-profile issues facing our core businesses.

JOHN E. KLEIN, Director since 2015, Age 72

(Continuing in office—term expiring in 2020)

Mr. Klein served as President of Randolph College from 2007 to 2013. Previously, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis from 2004 to 2007. From 1985 to 2003, Mr. Klein served as President and Chief Executive Officer, Bunge North America, Inc. Prior to his appointment as CEO, he served in various senior executive positions for Bunge North America, and earlier in his career, in a variety of positions internationally for Bunge, Ltd.

Mr. Klein earned a law degree and practiced law in New York City for several years before joining Bunge Ltd. He is also a Trustee of the American University in Paris and a former director of Embrex, Inc. and Edgewell, our former parent company. He has also obtained significant administrative experience in the field of higher education. He brings the benefits of his diverse legal, international, operational and administrative background and experience to our Board.

Energizer Holdings, Inc. 2017 Proxy Statement    9

THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

Board Member	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓	✓
Cynthia J. Brinkley	✓		✓
Alan R. Hoskins	✓			✓
Kevin J. Hunt	✓		✓	✓
James C. Johnson	✓		✓*
John E. Klein	✓	✓		✓
W. Patrick McGinnis	✓			✓*
Patrick J. Moore	✓	✓*
J. Patrick Mulcahy	✓*			✓
Robert V. Vitale	✓			✓
Meetings held in fiscal year 2017	7	5	8	4

*	Chairperson

Audit:    Reviews auditing, accounting, financial reporting, internal control and risk management functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department and our Chief Compliance Officer. Reviews (i) management’s programs to identify, assess, manage, and mitigate significant enterprise risks of the Company, including both strategic and operational risks, and (ii) the Company’s risk management structures and practices. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the “NYSE”). Patrick J. Moore serves as chair of the Audit Committee. Our Board determined that Mr. Moore is both independent and an audit committee financial expert, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.”

Nominating and Executive Compensation:    Sets compensation of our executive officers, administers our Equity Incentive Plan and grants equity-based awards, including performance-based awards, under the plan. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE. James C. Johnson serves as chair of the Nominating and Executive Company Committee. The Nominating and Executive Compensation Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Corporate Governance, then “Nominating and Executive Compensation Committee Charter.”

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

Finance and Oversight:    Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. W. Patrick McGinnis serves as chair of the Finance and Oversight Committee. The Finance and Oversight Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Corporate Governance, then “Finance and Oversight Committee Charter.”

During fiscal 2017, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served during their period of service. Under our Corporate Governance Principles, each director is encouraged to attend our annual meeting of shareholders each year.

CORPORATE GOVERNANCE, RISK

OVERSIGHT AND DIRECTOR

INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, the roles of chairman of the Board and chief executive officer are separate. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the Board provides guidance and sets the agenda for Board meetings, in consultation with the chief executive officer, and presides over meetings of the full Board. The Chairman of the Board also presides over non-management executive sessions of the Board. The Board periodically evaluates the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

Structure of Risk Oversight and Risk Management

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board, directly and through its committees, providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board at regularly scheduled meetings.

The risk oversight responsibility of the Board and its committees is enabled by management evaluation and reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies as well as compliance matters. Management of day-to-day operational, financial and legal risks and compliance issues is the responsibility of operational and executive leadership of the Company.

The Company has established a comprehensive risk management process that is primarily managed by two risk committees, the Executive Compliance and Risk Committee (the “Executive Risk Committee”) and the Compliance and Risk Subcommittee (the “Risk Subcommittee”). Each committee is sponsored by our CFO, and co-led by our Chief Compliance Officer and our VP, Internal Audit.

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

The Risk Subcommittee is made up of a cross functional team of emerging leaders that are one to three organizational levels below our senior executives who can provide a perspective on the practical implementation of our compliance and risk management programs. The purpose of the Risk Subcommittee is to:

•	establish the risk management process;

•	identify and evaluate risks based on both their perceived impact on our Company and likelihood of occurrence, which include, among others, economic, industry, enterprise, operational, compliance and financial risks;

•	identify and verify actions that would reasonably mitigate risks;

•	verify the results of the risk analysis and mitigation efforts with the appropriate levels of management; and

•	ensure regulatory and compliance issues are being addressed.

The Risk Subcommittee reports directly to and provides quarterly reports to the Executive Risk Committee.

The Executive Risk Committee is made up of members of the executive management team, and sets the tone and direction for the risk management program. The Executive Risk Committee provides oversight to the risk management process, ensures adequate focus on high priority risks, reviews Risk Subcommittee reports, and receives updates on significant compliance investigations worldwide. The committee co-leads meet annually with Executive Risk Committee members who are high priority risk owners in order to discuss the identified risks and ensure appropriate mitigation actions are being taken.

The Executive Risk Committee reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding the Company’s risk management structure and practices, as well as management’s programs to identify, assess, manage, and mitigate significant enterprise risks of the Company. The Audit Committee, in turn, reports to our Board of Directors. The Executive Risk Committee also presents directly to the Board with regard to these matters on an annual basis.

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected. For a more detailed description of material risks to our results of operations or financial position, you should review the sections entitled “Risk Factors” in our Annual Report on Form 10-K for fiscal 2017, as updated from time to time in the Company’s public filings.

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

Codes of Conduct

Our Code of Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses the legal and ethical facets of integrity in business dealings with suppliers, customers, investors and governments. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

The Nominating and Executive Compensation Committee reviews and approves compensation for our executive officers at the beginning of each fiscal year, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members expect to base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Mercer, the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, (and those of our peer group), published survey data, and relevant market trends, in order to support the committee’s review process. Mercer also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Mercer’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis” below.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.energizerholdings.com, under “Investors” then “Corporate Governance.” Information on our website does not constitute part of this document. Our code of conduct and ethics applicable to the members of the Board of Directors, officers and employees has been posted on our website as well. You can view our Code of Conduct on the Company’s website, www.energizerholdings.com, under “Investors” then “Corporate Governance” and click on “Energizer Code of Conduct”.

Copies of the committee charters, the Corporate Governance Principles, the codes of conduct, and the Annual Report on Form 10-K will be provided, without charge, to any shareholder upon request directed in writing to the Corporate Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, will

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•	(A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•	a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Accordingly, based on the responses to the 2017 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than Mr. Hoskins, are independent from management. The following are the non-employee directors deemed to be independent: Bill G. Armstrong, Cynthia J. Brinkley, Kevin J. Hunt, James C. Johnson, John E. Klein, W. Patrick McGinnis, Patrick J. Moore, J. Patrick Mulcahy, and Robert V. Vitale.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives, plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

We expect that, when vacancies occur, or when our Board determines that increasing its size is appropriate, candidates will be recommended to the committee by other Board members or the chief executive officer. Mr. Vitale was recommended by our Chairman of the Board. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See “Shareholder Proposals for 2019 Annual Meeting” below for details regarding the procedures and timing for the submission of such nominations.

Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our deferred compensation plan. As of December 13, 2017, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the chairperson of our Nominating and Executive Compensation Committee, or to the chairperson of our Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address. The Corporate Secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management, or governance of the Company.

Our non-retaliation policy prohibits the Company, or any of its employees, from retaliating or taking any adverse action against anyone for raising a good faith concern. If a shareholder or employee prefers to raise his or her concern in a confidential or anonymous manner, he or she may call the Energizer Hotline provided by the EthicsPoint System and operated by a third-party provider, NAVEX

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

Global, in North America at toll-free 877-521-5625, or leave a confidential message at our web address www.energizer.ethicspoint.com. Additional international phone numbers, contact details, and languages are available at www.energizer.ethicspoint.com.

DIRECTOR COMPENSATION

We provided several elements of compensation to our non-employee directors for service on our Board during fiscal 2017. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Mercer.

Retainers and Meeting Fees

During fiscal year 2017, all the directors, other than Mr. Alan R. Hoskins, Mr. John R. Roberts and Mr. Robert V. Vitale, received the following compensation package for serving on the Board or its committees. Mr. Hoskins, our Chief Executive Officer, receives no additional compensation for his service on the Board and its committees. During fiscal year 2017, Mr. Vitale and Mr. Roberts each received their respective pro rata portion of the below compensation package, as Mr. Vitale joined our Board and our Finance and Oversight Committee effective August 1, 2017, and Mr. Roberts resigned from our Board effective January 30, 2017.

Annual retainer	$100,000
Fee for each Board meeting in excess of 6	$1,500
Fee for each committee meeting in excess of 6	$1,500

The chairpersons of the committees also received an additional annual retainer of $20,000 for their service as chairs of their committees, and the chairman of the Board received an additional annual retainer of $100,000 for his services as chairman.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; or (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are currently paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Restricted Stock Equivalents

Initial Grant.    New directors that may be appointed or elected to the Board receive a grant of restricted stock equivalents with a grant-date value of $200,000, which vest three years from the date of grant or upon certain other vesting events. Directors have the option to defer delivery of shares upon vesting of this award until retirement from the Board.

Annual Grant.    On the first business day of January of each year, each non-employee director is credited with a restricted stock equivalent award with a grant-date value of $110,000 under our Equity Incentive Plan. This award vests one year from the date of grant or upon certain other vesting events. Directors have the option to defer the delivery of shares upon vesting of this award until retirement from the Board.

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THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(7)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (4)(5)	Total
J.P. Mulcahy	$201,500	$110,010	$0	$0	$0	$0	$311,510
B.G. Armstrong	$104,500	$110,010	$0	$0	$0	$0	$214,510
C.J. Brinkley	$103,000	$110,010	$0	$0	$0	$0	$213,010
K.J. Hunt	$103,000	$110,010	$0	$0	$0	$0	$213,010
J.C. Johnson	$124,500	$110,010	$0	$0	$0	$0	$234.510
J.E. Klein	$101,500	$110,010	$0	$0	$0	$0	$211,510
W.P. McGinnis	$121,500	$110,010	$0	$0	$0	$0	$231,510
P.J. Moore	$115,048	$110,010	$0	$0	$0	$0	$225,058
J.R. Roberts (6)	$39,863	$9,064	$0	$0	$0	$0	$48,927
R. V. Vitale (7)	$16,667	$245,901	$0	$0	$0	$0	$262,568

(1)	This column reflects retainers and meeting fees earned during fiscal year 2017.
(2)	This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent award on January 3, 2017 under our Equity Incentive Plan valued at approximately $110,000 as described in the narrative above. The award was valued based on the grant date fair value of $46.01.
(3)	No options were granted to directors in fiscal year 2017. There were no outstanding shares of underlying stock options held by any director as of September 30, 2017.
(4)	Directors may also, from time to time during the fiscal year, be provided with samples of our products, with an incremental cost of less than $50.
(5)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings at our headquarters.
(iii)	The directors may make requests for matching contributions to charitable organizations from the Energizer charitable foundation, which we have funded from time to time, and the directors of that foundation, all of whom are employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the foundation, and which do not exceed $5,000 in any year. All contributions are made out of the funds of the foundation, and are not made in the name of the requesting director.
(6)	John R. Roberts resigned from the Board effective January 30, 2017.
(7)	Robert V. Vitale was appointed to the Board effective August 1, 2017. Upon his appointment, Mr. Vitale was granted an award of 4,192 restricted stock equivalents, representing the one-time grant of restricted stock equivalents with a value of approximately $200,000 made to all new non-management directors, which vests three years from the date of grant. Mr. Vitale was also granted 961 restricted stock equivalents representing a pro rata share of the annual grant for 2017 with a value of approximately $45,900 detailed in footnote (2) above. Both awards had a grant date fair value of $47.72.

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ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor since our Spin-Off from our former parent company in 2015, and served as our former parent company’s independent auditor for every fiscal year since 2000. PwC has begun certain work related to the 2018 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance;

•	Management’s assessment of PwC’s performance;

•	PwC’s independence and integrity;

•	PwC’s fees and the quality of services provided to the Company; and

•	PwC’s global capabilities and knowledge of our global operations.

A representative of PwC will be present at the 2018 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

The members of the Audit Committee and the Board of Directors recommend a vote FOR ratification of the appointment of PwC as the Company’s independent auditor for fiscal year 2018.

Fees Paid to PricewaterhouseCoopers LLP

(in thousands)

	FY 16	FY 17
Audit Fees	$3,964	$3,230
Audit-Related Fees	18	49
Tax Fees:
Tax Compliance/preparation	21	93
Other Tax Services	276	158

Total Tax Fees	297	251
All Other Fees	0	0

Total Fees	$4,279	$3,530

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ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last fiscal year for the following professional services:

•	Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements.

•	Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.
•	All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. As applicable, the committee pre-approved all fees and services paid by Energizer for fiscal 2017 and 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

The Audit Committee is responsible for the duties set forth in its charter, but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), all annual and quarterly financial statements prior to their issuance. With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2017, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed those financial statements with management and PwC, including a discussion of critical accounting policies, the quality, not just the acceptability, of the

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ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and clarity of disclosures in the financial statements. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. Annually the Audit Committee oversees a process to assess the performance of the auditor and utilizes the results of that assessment when considering their reappointment. The Committee also annually discusses PwC’s internal quality review process and the PCAOB’s inspection report on PwC, as well as the results of any internal quality reviews or PCAOB inspections of key engagement team members. In accordance with SEC rules, lead audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring partners, the maximum number of consecutive years of service is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee has received the written disclosures from PwC required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PwC with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PwC were compatible with its independence. In fiscal 2017, the Audit Committee met five times with the internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2017 be included in the Company’s Annual Report on Form 10-K for that year and has selected PwC as the Company’s independent registered public accountants for fiscal year 2018.

Patrick J. Moore—Chairman	John E. Klein
Bill G. Armstrong

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

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EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2017 to our chief executive officer, chief financial officer and our three other most highly compensated executive officers, whom we refer to collectively as our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2017 were:

•	Alan R. Hoskins, Chief Executive Officer;
•	Timothy W. Gorman, Executive Vice President, Chief Financial Officer and Principal Accounting Officer;
•	Mark S. LaVigne, Executive Vice President and Chief Operating Officer;
•	Gregory T. Kinder, Executive Vice President and Chief Supply Chain Officer;
•	Emily K. Boss, Vice President and General Counsel; and
•	Brian K. Hamm, former Executive Vice President and Chief Financial Officer.

Mr. Hamm served as our Executive Vice President and Chief Financial Officer until his resignation on June 8, 2017. The terms of Mr. Hamm’s separation are discussed under “Compensation Discussion and Analysis-Elements of Compensation-Separation Agreement.”

Our named executive officers were determined based on the compensation earned during the 2017 fiscal year, as shown in the 2017 “Summary Compensation Table” below.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Company

Energizer Holdings, Inc. (“Energizer”), through its operating subsidiaries, is one of the world’s largest manufacturers, marketers and distributors of household batteries, specialty batteries and lighting products, and a leading designer and marketer of automotive fragrance and appearance products.

Energizer manufactures, markets, and/or licenses one of the most extensive product portfolios of household batteries, specialty batteries and portable lights. Energizer is the beneficiary of over 100 years of expertise in the battery and portable lighting products industries. Its brand names, Energizer and Eveready, have worldwide recognition for innovation, quality and dependability, and are marketed and sold around the world.

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EXECUTIVE COMPENSATION

Fiscal 2017 Financial Highlights

The following summarizes key elements of Energizer’s financial performance in fiscal 2017.

More information on our financial performance in fiscal 2017 is available in our Annual Report on Form 10-K for fiscal 2017, which accompanies this proxy statement. For more information on the calculation of Free Cash Flow and Adjusted Earnings Per Share, including a reconciliation of these non-GAAP measures to their most comparable GAAP measures, see Appendix B of this proxy statement.

Our Guiding Compensation Principles

Energizer is committed to building compensation programs that align our business strategy with our shareholders’ interests. To best deliver on that commitment, Energizer structures its executive compensation programs around the following guiding compensation principles:

•	Simple;
•	Aligned; and
•	Balanced.

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EXECUTIVE COMPENSATION

Our primary compensation strategy is “Pay for Performance,” which drives a mindset of accountability and productivity. Underlying all of our decisions regarding compensation is our commitment to delivering consistent and sustainable operating results and earnings to our shareholders. We strongly believe that our performance-based compensation programs, which incentivize the attainment of Energizer’s short- and long-term financial objectives, are the most effective approach to delivering on that commitment.

This “Compensation Discussion and Analysis” explains and analyzes compensation awarded to or earned by our named executive officers during fiscal 2017, and should be read in conjunction with the tabular disclosures below.

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EXECUTIVE COMPENSATION

Key Elements of Executive Compensation in Fiscal 2017

The elements of our 2017 executive compensation program and the purpose of each element are shown in the following table:

2017 Executive Compensation Elements

Compensation Element	Description	Objective

Base Salary	Annual fixed salaries, payable in cash to the executive officers.	• Helps attract and retain key individuals. • Part of Energizer’s balanced approach to executive compensation.

Cash Bonus

Bonuses are payable in cash upon achievement of pre-determined company-wide metrics:

• Adjusted free cash flow (25%)

• Adjusted net sales (25%)

• Adjusted SG&A % sales (25%)

• Adjusted operating profit (25%)

• Promotes achievement of company-wide performance goals. • The metrics represent the critical drivers of our business. • Targets were set based on Energizer’s business plan for fiscal 2017.

Equity Awards

Restricted stock equivalent awards with a three-year vesting period awarded to each of the named executive officers.

• 70% is performance-based and vests based only on achievement of pre-determined performance targets of two metrics:

¡   Cumulative adjusted earnings per share; and

¡   Cumulative free cash flow as a percentage of adjusted net sales.

• 30% vests on the third anniversary of the grant if the recipient remains employed with the Company.

Awards create a strong alignment with shareholder interests and reward long-term value creation.

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EXECUTIVE COMPENSATION

Compensation Element	Description	Objective

Supplemental Retirement Plans

Executives participate in the qualified defined contribution retirement plans available for all employees, as well as non-qualified supplemental defined contribution retirement plans that extend similar participation in retirement benefits otherwise limited by federal statute.

Ensures that executives receive the same relative value compared to other employees who are not subject to these limits.

Executive Severance Plan and Change of Control Agreements	Executive Severance Plan and Change of Control Agreements provide certain benefits upon the termination of employment.

Standardizes the executive severance process and retains key executives. Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall.

Perquisites

A limited number of perquisites are available for our executive officers. The primary perquisite consists of the financial planning program, which provides reimbursement for a percentage of the costs of qualifying financial planning, legal, and tax preparation services.

Provide other benefits competitive with the compensation peer group, provide assistance to executives to comply with their financial reporting requirements, and encourage executives to proactively manage their financial wellness.

Key Changes to Executive Compensation

In fiscal 2017, our Nominating and Executive Compensation Committee (the “NECC” or the “committee”) took several important actions regarding executive compensation, described below.

Adoption of annual bonus program and long-term equity incentive award metrics

The annual bonus program adopted by the NECC for fiscal 2017 included four performance metrics:

•	Adjusted Free Cash Flow (25%). Free Cash Flow measures the cash generated by our business. We believe that our investors highly value our ability to generate free cash flow. As a result, maximizing free cash flow is our top financial objective and this metric encourages delivery on sales goals and cost targets as well as prudent management of capital expenditures and working capital.

•	Adjusted Net Sales (25%). Net Sales measures revenue and encourages development of consumer-relevant innovations and in-store execution to drive product sales.

•	Adjusted Selling, General & Administrative Expense as a percentage of Net Sales (SG&A % Sales) (25%). The SG&A % Sales metric measures the overhead costs that we incur as a percentage of sales and encourages tight cost controls, both through our zero-based budgeting efforts and variable cost structure.

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EXECUTIVE COMPENSATION

•	Adjusted Operating Profit (25%). Operating profit measures underlying business profit and encourages selling products, generating strong gross margins, and maintaining tight cost controls.

The long-term equity incentive awards granted in November 2016 by the NECC included two performance metrics:

•	Cumulative Adjusted Earnings per Share (50%). Adjusted Earnings per Share measures our adjusted earnings divided by the number of diluted shares outstanding. This metric aligns management with shareholders through a shared focus on the earnings that accrue to an investor in our common stock.

•	Cumulative Free Cash Flow as a percentage of Adjusted Net Sales (FCF % Sales) (50%). The FCF % Sales metric measures the cash we generate as a percentage of adjusted sales. Given the importance that our investors place on free cash flow generation, we included a Free Cash Flow metric in both our annual bonus program and long-term incentive plan. The Free Cash Flow metric in the annual bonus program measures absolute free cash flow delivered by our business, and FCF % Sales in our long-term equity incentive program measures free cash flow relative to net sales, encouraging a sustained focus on maximizing cash flow over the long term.

The NECC adopted performance metrics that use non-GAAP financial measures, which exclude certain items that the NECC believes are not reflective of the Company’s on-going operating performance, such as costs related to spin restructuring activities, acquisition and integration costs, and gain on sale of real estate. The NECC believes these performance metrics more accurately reflect Energizer’s underlying financial and operating results. The NECC develops targets for each performance metric included in the annual bonus program and the long-term equity incentive awards to align executive compensation with the achievement of Energizer’s strategic goals as well as the short- and long-term financial objectives that we have communicated to our shareholders.

Spotlight—Why is a Free Cash Flow metric used in both our short-term and our long-term incentive plans?

As our investors know, maximizing cash flow is our #1 priority as a business. We believe that free cash flow is important for a number of reasons:

•	Ability to generate cash flow is a strong indicator of the underlying health of the business

•	Maximizing cash flow requires performance across a number of different areas:

¡	Generating net sales

¡	Expanding gross margins

¡	Controlling operating costs and corporate overheads
¡	Managing capital expenditures

¡	Improving working capital metrics such as days payable, days receivable and days in inventory

•	Strong cash flow drives long-term shareholder value by allowing us to pursue our balanced approach to capital allocation by continuously reinvesting in our business, returning capital to shareholders through dividends and share repurchase, and pursuing M&A opportunities

We use free cash flow in our annual bonus plan to reward delivery of the cash flow amounts targeted in our annual business plans, and free cash flow as a percentage of sales in our long-term incentive plan to incentivize management to create a business culture that generates strong cash flow year after year.

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EXECUTIVE COMPENSATION

Changes to executive benefits and corporate policies in fiscal 2017

Effective January 1, 2018, consistent with our compensation principle of “simple,” and in line with amendments to our 401(k) Plan applicable to all colleagues, we adopted an amendment to our Executive Savings Investment Plan revising the four-year vesting schedule to immediate vesting of the company match to align the plan with market practice, facilitate ease in integrating plans in the event of a merger or acquisition, and reduce compliance requirements. See “Executive Savings Investment Plan.”

Objectives of Energizer’s Compensation Philosophy

The key objective of our compensation philosophy is to reward management based on their success in increasing our shareholder value. With a focus on achieving this overarching goal, our overall executive compensation program is designed to provide a compensation package that enables us to attract and retain highly talented executives and maintain a performance focused business.

Pay for Performance

Our goal is to instill a “pay for performance” compensation strategy throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group. However, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers could vary from that paid to executive officers in our peer group, based on achievement of performance targets.

In fiscal 2017, a significant portion of targeted compensation for our named executive officers was variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained performance, which builds shareholder value. Target compensation consisted of the annual cash bonus and equity awards granted by the NECC. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

In November 2016, our NECC approved the mix of total fiscal year 2017 target compensation (comprised of base salary, annual cash bonus and equity-based incentive compensation) for our NEOs as shown below:

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry tenure of over 20 years. Because of management’s level of experience and successful track record, as well as the value of maintaining

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EXECUTIVE COMPENSATION

continuity in senior executive positions, we view retention of key executives as important to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and

•	establish long-term vesting periods for time-based equity-based awards, to provide additional retention incentives.

Alignment with Shareholder Interests

To align the interests of our executive officers with those of our shareholders, we use a combination of equity-based incentives, stock ownership guidelines, and “pay for performance” compensation models. A significant portion of our executive officers’ compensation package consists of equity grants. By tying a significant portion of the officers’ personal wealth to the performance of our common stock, we align our officers’ interests with those of our shareholders. In addition, our compensation programs use short- and long-term performance metrics that incentivize the achievement of critical operational, financial and strategic goals for the Company. We strongly believe that this performance-based compensation drives the attainment of our corporate financial goals and aligns our executive officer compensation with the interests of our shareholders.

Compensation Benchmarking

In September 2016, Mercer, the compensation consultant for the NECC, with input from the committee, developed a customized peer group of 15 companies based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues, employees, geographic scale and breadth of distribution channels.

The NECC annually reviews and makes adjustments to the compensation peer group as appropriate to ensure that the peer group companies continue to meet the relevant criteria. The changes to our compensation peer group for fiscal 2017 were (i) removing both Newell Rubbermaid and Jarden Corporation due to their merger, (ii) removing Hanesbrands Inc. due to its larger revenues, market cap and headcount, and (iii) as a result of the reduction in the compensation peer group, adding two companies to ensure the statistical reliability of the market data: Lancaster Colony Corporation and Elizabeth Arden, Inc. In addition, in May 2017, the peer group was reduced to 14 companies due to the acquisition of Elizabeth Arden, Inc. by Revlon, Inc.

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EXECUTIVE COMPENSATION

Mercer used the peer group data to provide a market comparison for our executive compensation program as an input to the determination of compensation of our named executive officers for fiscal 2017. Total compensation opportunities were targeted at the 50th percentile of our peer group for comparable positions. The market comparison was made for each key component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives. Mercer also analyzed the aggregate equity utilization compared to the peer group. In addition, Mercer reviewed the terms of our change-in-control program for our executives for consistency with market practices. The peer group used by Mercer, and approved by the NECC, for its review of fiscal 2017 compensation consisted of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; and (3) food and beverage.

Household Products	Personal Care	Food and Beverage
The Clorox Company	Church & Dwight Inc.*	Lancaster Colony Corporation
Spectrum Brands Holdings, Inc.	Revlon, Inc.	Snyders-Lance Inc.
Hasbro Inc.	Helen Of Troy Ltd	Hain Celestial Group, Inc.
Central Garden & Pet Co.		Monster Beverage Corporation
The Scotts Miracle-Gro Company		Post Holdings, Inc.
Tupperware Brands Corporation

*	Household products as well as personal care.

The following table provides an overview of how we compared to our peer group companies based on revenue for the most recent reported fiscal year and number of employees as of September 2017.

(dollars in millions)	Revenue	Employees
75th Percentile	$5,022	8,250
50th Percentile	$2,845	5,750
25th Percentile	$2,039	3,400

Energizer	$1,756	4,400

Elements of Compensation

Base Pay

In November 2016, we benchmarked our executives’ base pay against our peer group. We benchmark salaries, as well as other components of our executive compensation, annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the NECC believe that an important benchmark for base salaries is the 50th percentile of the peer group, but also that it is important to consider the interplay of all of the benchmarked components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year, the NECC establishes the salaries of the executive officers (other than the chief executive officer) with recommendations from the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience and individual performance. The salary of the chief executive officer is set by the NECC, with input with respect to market practices from the committee’s compensation consultant. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to determine an appropriate salary.

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EXECUTIVE COMPENSATION

In November 2016, as part of its annual review, the NECC reviewed the base salaries of the named executive officers and set their fiscal 2017 base salaries as follows: Mr. Hoskins—$965,000; Mr. LaVigne—$556,973; Mr. Kinder—$438,900; Ms. Boss—$428,480 and Mr. Hamm—$540,750.

In June 2017 upon the appointment of Mr. Gorman as Interim Chief Financial Officer, the NECC evaluated and set his base salary at $400,000. In August 2017, once Mr. Gorman was appointed Executive Vice President, Chief Financial Officer and Principal Accounting Officer, the NECC again evaluated his base salary and increased it to $520,000.

Incentive Programs

In November 2016, the NECC approved an incentive compensation structure for our key executives, consisting of an annual performance program, paid in cash, and a three-year performance program, through the grant of restricted stock equivalents. Consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, awards to officers under our annual performance program are made under the terms of our shareholder-approved executive officer bonus plan, and the three-year performance awards are granted under the terms of our shareholder-approved 2015 Equity Incentive Plan.

Cash Bonus Program

The cash bonuses awarded to Energizer’s key executives, including our named executive officers, were based on a percentage of the executive’s annual salary, and adjusted based on performance against certain metrics determined by the NECC. Our 2017 annual bonus program was designed to measure performance against four metrics:

•	Adjusted Net Sales (25% of the named executive officer’s bonus target);

•	Adjusted SG&A as a Percentage of Net Sales (25% of the named executive officer’s bonus target);

•	Adjusted Operating Profit (25% of the named executive officer’s bonus target); and

•	Adjusted Free Cash Flow (25% of the named executive officer’s bonus target).

The performance goals for each metric were set at the beginning of the fiscal year. Each officer was assigned individual bonus targets based on individual performance and market practice information provided by the compensation consultant to the NECC. For fiscal 2017, the following bonus targets, defined as a percentage of the individual’s base pay, were assigned to the following individuals then serving as named executive officers:

•	Mr. Hoskins - 115%

•	Mr. LaVigne - 80%

•	Mr. Hamm - 80%

•	Mr. Kinder - 60%

•	Ms. Boss - 60%

In August 2017, upon appointment of Mr. Gorman as Executive Vice President, Chief Financial Officer and Principal Accounting Officer, the NECC evaluated his bonus target and established his target as Chief Financial Officer at 75%.

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EXECUTIVE COMPENSATION

The named executive officers received overall bonus payouts based 100% on the company performance metrics described below, and there was no individual performance component or non-performance-based component of the payout.

The payouts under the Cash Bonus Program were made by us in November 2017 following certification of the results by the NECC.

These payouts were based on outcomes under the following performance metrics:

Adjusted Net Sales

Adjusted Net Sales means net sales as reported by Energizer, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures (including the divestiture of the ad specialty business), extraordinary transactions such as mergers or spin-offs, and variations in the exchange rate between foreign currencies and budget exchange rate.

The threshold, target and stretch achievement levels, and the percent payout at each level, were as follows:

FY17 Cash Bonus Plan Metrics (25% of Bonus Target)	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Net Sales	$1,656 million	$1,743 million	$1,831 million

Bonuses increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. The Adjusted Net Sales of the Company in fiscal 2017 were $1,776.4 million which made the amount of the awards payable under the annual bonus plan 137.9% of target.

Adjusted SG&A as a Percentage of Net Sales

Adjusted SG&A as a Percentage of Net Sales (SG&A % Sales) means selling, general and administrative expenses as a percentage of net sales, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures (including the divestiture of the ad specialty business), extraordinary transactions such as mergers or spin-offs, and variations in the exchange rate between foreign currencies and budget exchange rate. The threshold, target and stretch achievement levels, and the percent payout at each level, were as follows:

FY17 Cash Bonus Plan Metrics (25% of Bonus Target)	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted SG&A % Sales	20.6%	19.6%	18.6%

Bonuses increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

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EXECUTIVE COMPENSATION

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. The Adjusted SG&A % Sales of the Company in fiscal 2017 were 19.7% which made the amount of the awards payable under the annual bonus plan 95.4% of target.

Adjusted Operating Profit

Adjusted Operating Profit means gross profit less spend associated with Advertising and Promotion, Research and Development, SG&A and amortization expense, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures (including the divestiture of the ad specialty business), extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, costs associated with restructurings, and variations in the exchange rate between foreign currencies and budget exchange rate.

The threshold, target and stretch achievement levels, and the percent payout at each level, were as follows:

FY17 Cash Bonus Plan Metrics (25% of bonus target)	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Operating Profit	$268 million	$298 million	$328 million

Bonuses increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. The Adjusted Operating Profit of the Company in fiscal 2017 was $331.0 million which made the amount of the awards payable under the annual bonus plan 200% of target.

Adjusted Free Cash Flow

Adjusted Free Cash Flow means net cash provided by operating activities reduced by capital expenditures, net of proceeds from asset sales subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures (including the divestiture of the ad specialty business), or recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with events such as plant closings, sales of facilities or operations, and business restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, were as follows:

FY17 Cash Bonus Plan Metrics (25% of bonus target)	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Free Cash Flow	$174 million	$194 million	$213 million

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EXECUTIVE COMPENSATION

Bonuses increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. The Adjusted Free Cash Flow of the Company in fiscal 2017 was $205.5 million which made the amount of the awards payable under the annual bonus plan 160.5% of target.

Equity Awards

Our 2015 Equity Incentive Plan authorizes the NECC to grant various types of equity awards. The NECC grants to key executives primarily restricted stock equivalent awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. See “Executive Compensation—Potential Payments Upon Termination of Change in Control.” In November 2016, the NECC awarded three-year incentive awards with a performance-based component constituting approximately 70% of the restricted stock equivalents vesting at target achievement and a time-vesting component constituting approximately 30% of the award value at target of the award.

Timing and Procedures for Grants in Fiscal 2017

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are granted in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year are also determined.

The size of equity awards for our named executive officers granted in November 2016 was based in part upon benchmark data from our peer group provided by Mercer, as compensation consultant to the NECC, valued on the date of grant. The size of awards also reflected other factors, such as officers’ individual performance, current dilution rates, and the market run-rate for equity grants among our peer group. The number of restricted stock equivalents awarded in November 2016 was based on the corresponding grant date value of the restricted stock equivalents. The restricted stock equivalent awards are stock-settled at the end of the three-year period, when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. The number of restricted stock equivalents granted to each named executive officer is shown in the “Grants of Plan-Based Awards Table.”

Our chief executive officer makes a recommendation to the NECC for the number of restricted stock equivalents to be granted to each named executive officer (other than the chief executive officer), based on market data as well as the roles, responsibilities and individual performance of each officer. With respect to awards to the chief executive officer, Mercer provides a range of potential awards to the NECC based on market comparisons. However, the NECC considers alternatives and determines the award considering the competitive posture, our company’s performance, returns to shareholders and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Mercer.

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EXECUTIVE COMPENSATION

Performance Awards

In November 2016, the NECC granted long-term equity incentive awards to our executive officers. These awards potentially vest in November 2019 based on the achievement of two performance metrics:

•	Cumulative Adjusted Earnings per Share (50%); and

•	Cumulative Free Cash Flow as a percentage of Adjusted Net Sales (50%).

The number of units granted to each named executive officer is shown in the “Grants of Plan-Based Awards Table.” No vesting of performance based long-term incentive awards occurs for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

Cumulative Adjusted Earnings per Share

Adjusted Cumulative Earnings per Share means the cumulative “Diluted earnings per share” (determined in accordance with Generally Accepted Accounting Principles) as publicly reported by Energizer over the three year performance period, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures (including the divestiture of the ad specialty business), extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with events such as plant closings, sales of facilities or operations, and business restructurings.

Cumulative Free Cash Flow as a Percentage of Adjusted Net Sales

Cumulative Free Cash Flow as a Percentage of Adjusted Net Sales (FCF % Sales) means free cash flow, defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures (including the divestiture of the ad specialty business), or recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with events such as plant closings, sales of facilities or operations, and business restructurings.

Executive Savings Investment Plan

On July 1, 2015, we adopted an executive savings investment plan, our excess 401(k) plan, in which certain executive officers, including our named executive officers, participate. Under the plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to the Company’s qualified defined contribution plan (the “401(k) plan”) but for limitations imposed by the IRS, will be credited to the non-qualified defined contribution executive savings investment plan. Details of the executive savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table.”

In fiscal 2017, we adopted an amendment to the Executive Savings Investment Plan, aligning this plan to the terms of our 401(k) plan by revising the four year vesting schedule to immediate vesting of the company match. This amendment, effective January 1, 2018, aligns the plan with market practice, facilitates ease in integrating plans in the event of a merger or acquisition, and reduces compliance requirements.

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According to market data provided by Mercer, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas which we do not provide.

Deferred Compensation Plan

Our employees do not have the opportunity to defer portions of their salary and bonus compensation under the terms of our deferred compensation plan, or to invest in the Energizer common stock unit fund within the deferred compensation plan. However, certain executives who were employed at our former parent company prior to the Spin-Off had their account balances under our former parent company’s deferred compensation plan transferred to our deferred compensation plan. Details of the deferred compensation program, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table.”

Severance and Other Benefits Following a Change of Control

We have not entered into employment agreements with our executives. However, our NECC approved an executive severance plan and change of control agreements with each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control” to align with the market practice of using pre-defined termination programs for NEOs.

The change of control agreements are designed to provide executives with increased security in the event of a change of control. The NECC annually reviews the cost and the terms of the agreements with input provided by Mercer. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost, given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;

•	such costs will be triggered only if the new controlling entity involuntarily terminates the impacted executives, or the executives resign for good reason, during the protected period;

•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant considerations to completion of a potential transaction; and

•	the individuals with the agreements are carefully selected by the Board of Directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

We do not permit tax gross-up payments relating to severance payments for change of control employment agreements entered into with our executive officers.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2017 and all of the named executive officers were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control.” Mr. Hamm is not included in that section, because, as described below, his Change of Control Agreement terminated on June 15, 2017.

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Separation Agreement

On June 7, 2017, the Company and Mr. Hamm entered into a Separation and Transition Agreement and General Release (the “Separation Agreement”). The Separation Agreement provided for certain modified compensation and benefits to Mr. Hamm in lieu of those that would have otherwise been payable under the executive severance plan. The Separation Agreement, among other things, provided for:

•	termination of all then outstanding restricted stock equivalents (“RSEs”);

•	a cash transition bonus payable on or about November 30, 2017—which is calculated based on an 80% target bonus and using the same methodology under the terms of the executive cash bonus program—if, and to the extent that the performance goals are achieved under the terms of the executive cash bonus program;

•	a grant of a pro rata portion of Mr. Hamm’s unvested time-based RSEs (6,151 RSEs for the 11/16/2015 grant and 1,851 RSEs for the 11/14/2016 grant), which vest on the same date the original awards would have vested had Mr. Hamm’s employment with the Company continued until the end of the original vesting period, and are settled in the form of Energizer common stock; and

•	a grant of a pro-rata portion of Mr. Hamm’s unvested performance-based RSEs (14,353 RSEs for the 11/16/2015 grant and 4,319 RSEs for the 11/14/2016 grant), which vest on the same date the original awards would have vested had Mr. Hamm’s employment with the Company continued until the end of the original performance period, and are settled in the form of Energizer common stock if, and to the extent that, the applicable performance goals are achieved at the end of the relevant performance period.

Dividend equivalents will continue to be accrued and payable upon vesting of the pro-rata portions of the 2015 and 2016 time-based and performance-based RSE awards granted as described above. Pursuant to the terms of the Separation Agreement, vesting of Mr. Hamm’s pro-rata time-based and performance-based RSE awards will accelerate upon death, disability, or change of control of the Company.

The Separation Agreement contains customary confidentiality, cooperation, non-competition, non-solicitation and non-disparagement provisions as well as a mutual release of claims between the Company and Mr. Hamm.

In addition, Mr. Hamm’s Change of Control Employment Agreement, dated July 1, 2015, terminated effective as of June 15, 2017.

Success Incentive Agreement

In connection with Mr. Gorman’s appointment as Interim Chief Financial Officer on June 8, 2017, the NECC approved the Company’s entry into a Success Incentive Agreement with Mr. Gorman to provide an incentive for Mr. Gorman to assist in the successful transition of the Company during the interim period prior to hiring a permanent Chief Financial Officer. The Success Incentive Agreement provided that upon a successful transition, Mr. Gorman would be entitled to receive a special cash bonus equal to $240,000 on February 1, 2018. The agreement also includes customary non-solicitation, non-interference and confidentiality obligations.

Perquisites

We offer a limited number of perquisites for our executive officers. The primary perquisite or executive benefit consists of the executive financial planning program, which provides reimbursement for 80% of the costs incurred for qualifying financial planning, legal, and tax preparation services up to a maximum

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of $8,000 in the first calendar year and $6,000 in subsequent calendar years. This benefit partially offsets costs incurred by our executive officers in connection with their regulatory compliance obligations as public company executives. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his or her base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. Newly appointed executive officers are required to retain at least fifty percent (50%) of vesting restricted stock until they become compliant and are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents (other than stock equivalents subject to achievement of performance targets). As of September 30, 2017, each of our named executive officers was in compliance with the guidelines.

Trading in Energizer Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading, hedging or pledging transactions in Energizer securities, including prohibitions on:

•	investing or trading in market-traded options on Energizer securities—i.e., puts and calls;

•	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Energizer as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee;

•	purchasing Energizer securities on margin, pledging Energizer securities, or holding Energizer securities in margin accounts;

•	engaging in “short-sales” of Energizer securities—i.e., selling Energizer stock not owned at the time of the sale; or

•	speculating on relatively short-term price movements of Energizer securities—i.e., engage in a purchase and sale of Energizer stock within a short period of time.

The policy prohibits the transfer of funds into or out of Energizer stock equivalent funds in Energizer’s benefit plans while in possession or aware of material non-public information, or engaging in any other transaction involving Energizer securities, including pledging, that suggests the misuse of information that is unavailable to the general public.

Tax Deductibility Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder limit the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, these regulations exempt qualifying performance-based compensation from the deduction

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limit if certain requirements are met. The NECC’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. The NECC may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the NECC, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests.

Results of 2017 Advisory Vote to Approve Executive Compensation

At our 2017 Annual Meeting of shareholders, we asked our shareholders to vote to approve, on an advisory basis, our fiscal year 2016 compensation paid to our named executive officers, commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation program as set forth in our proxy statement, with over 97% of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our shareholders of our executive compensation policies and believe that the outcome signals our shareholders’ strong support of our simple, aligned, and balanced compensation program. As a result, we continued our overall approach to compensation for fiscal 2017 by aligning pay with achievement of short- and long-term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives. We value the opinions of our shareholders and will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The NECC sets executive salaries and bonuses, reviews executive benefit programs, including change of control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to executives under our 2015 Equity Incentive Plan.

To assist the NECC in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Mercer, which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers and the directors;

•	analyze our compensation and benefit programs relative to our peer group; and

•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Mercer and has determined that Mercer has no conflicts of interest. In particular:

•	services provided to the Company by Mercer do not constitute a meaningful percentage of Mercer’s total revenues;

•	the committee has sole authority to retain or replace Mercer in its role as its consultant; and

•	the committee regularly reviews the performance and independence of Mercer.

During fiscal 2017, the aggregate fees paid to Mercer for services related to executive compensation were approximately $214,000. In fiscal 2017, Mercer and its Marsh & McLennan affiliates were also retained by our management to provide services unrelated to executive compensation, including

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providing advice regarding our global pension programs in the areas of compliance, administration and funding and global compensation consulting and benchmarking below the Executive Officer level. The aggregate fees paid for those other services in fiscal 2017 were approximately $1,070,000. The NECC and the board did not review or approve the other services provided to management by Mercer and its Marsh & McLennan affiliates, as those services were approved by our management in the normal course of business.

We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for the NECC is separate from, and is not determined by reference to, Mercer’s or Marsh & McLennan’s other lines of business or their other work for us.

A representative of Mercer attends committee meetings and serves as a resource to the NECC on executive and director compensation matters. Additionally, to encourage independent review and discussion of executive compensation matters, the committee meets with Mercer in executive session.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As stated above under “Corporate Governance, Risk Oversight and Director Independence—Determining Executive Compensation” as part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives;

•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;

•	multiple performance metrics are utilized to determine payouts under short-term and long-term incentive programs;

•	the Company does not grant stock options on a regular basis;

•	executive officers are subject to share ownership and retention guidelines;

•	the company has adopted anti-hedging and anti-pledging policies; and

•	the company has adopted a clawback policy related to incentive compensation earned by our named executive officers.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

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NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

James C. Johnson—Chairman Cynthia J. Brinkley	Bill G. Armstrong Kevin J. Hunt

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

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EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2017:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,333,728	N/A	5,123,728
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,333,728	N/A	5,123,728

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2017, includes 1,333,728 restricted stock equivalents which have been granted under the terms of the Energizer Holdings, Inc. Equity Incentive Plan (including our former parent company stock awards reissued and converted into Energizer stock awards in connection with the Spin-Off). This number reflects target payout on performance awards. If the awards were to pay out at stretch, the number of securities to be issued upon issuance would be 1,832,590. As of November 16, 2017, of the outstanding stock equivalents granted, approximately 132,400 have vested and converted into outstanding shares of our common stock. An additional 406,000 restricted stock equivalents have been granted, including 238,000 performance shares granted at target payout. Of the aggregate, approximately 870,000 outstanding stock equivalents under our equity incentive plan (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of our common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 737,000 stock equivalents granted at target will vest only upon achievement of three-year performance measures.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)	This number only reflects securities available under the Equity Incentive Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 2 to 1 ratio. This number reflects the target equivalents that could potentially be paid out. If payout numbers were at stretch, the number of shares available for issuance would be 4,126,004.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Comp. (1)(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (4)	All Other Compensation (5)	Total
Alan R. Hoskins	2017	$961,833	$0	$3,860,069	$0	$1,647,424	$41,918	$159,629	$6,670,873
President & Chief	2016	$923,625	$0	$3,600,024	$0	$1,586,561	$68,875	$125,028	$6,304,113
Executive Officer	2015	$650,007	$0	$7,825,107	$0	$789,660	$68,371	$67,616	$9,400,761

Timothy W. Gorman	2017	$341,342	$0	$275,008	$0	$318,940	$0	$38,306	$973,596
Executive Vice President &
Chief Financial Officer

Mark S. LaVigne	2017	$555,621	$0	$1,312,526	$0	$$661,461	$3,485	$83,761	$2,616,854
Executive Vice President	2016	$539,438	$0	$1,312,501	$0	$740,395	$4,327	$67,802	$2,664,463
& Chief Operating Officer	2015	$461,246	$0	$3,633,178	$0	$1,070,905	$4,811	$63,037	$5,233,177

Gregory T. Kinder	2017	$437,158	$0	$900,036	$0	$390,928	$710	$57,948	$1,786,780
Executive Vice President &	2016	$416,250	$0	$900,006	$0	$429,244	$882	$41,656	$1,788,038
Chief Supply Chain Officer	2015	$375,182	$0	$1,325,781	$0	$614,538	$980	$20,569	$2,337,050

Emily K. Boss	2017	$427,107	$0	$515,076	$0	$381,647	$120	$55,107	$1,379,057
Vice President & General	2016	$411,000	$0	$500,057	$0	$423,083	$149	$37,502	$1,371,791
Counsel	2015	$295,000	$0	$1,275,806	$0	$578,918	$166	$32,052	$2,181,942

Brian K. Hamm	2017	$469,863	$0	$1,711,026	$0	$642,195	$0	$82,496	$2,905,580
Former Executive Vice President & Chief Financial Officer	2016	$539,438	$0	$1,312,501	$0	$740,395	$5,248	$59,466	$2,657,048
	2015	$367,503	$0	$2,911,288	$0	$611,647	$5,836	$46,869	$3,943,143

(1)	All awards under our annual cash bonus program are based upon achievement of company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year have been included in the “Non-Equity Incentive Plan Compensation” column of this table. See footnote (3) below.

(2)	The amounts listed in the column include a performance-based restricted stock equivalent grant awarded in November 2016 to our named executive officers. The value of the performance-based award reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Section 718. The award was valued based on the grant date fair value of $43.84. Refer to Note 11, Share-Based Payments of the Notes to Consolidated Financial Statements on our Annual Report on Form 10-K for the year ended September 30, 2017 for further discussion. The Company records estimated expense for the performance-based awards based on target achievement for the three-year period unless evidence exists that a different outcome is likely to occur. Following is the maximum award value, if paid, for the performance-based awards granted in November 2016, based on the grant date fair value, A. Hoskins—$5,404,069; M. LaVigne—$1,837,510; T. Gorman—$385,003 G. Kinder—$1,260,049, E. Boss—$721,080 and B. Hamm—$1,514,847.

The grant date fair value of the performance- based awards included in the table is as follows:

•	Mr. Hoskins, $2,702,035

•	Mr. Gorman, $192,501

•	Mr. LaVigne, $918,755

•	Mr. Kinder, $630,025

•	Ms. Boss, $360,540

•	Mr. Hamm, $757,424

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The amounts listed in the column also include equity awards granted by our NECC in November 2016 that vest over three years assuming that the officer remains employed with the company. The award was granted using grant date fair value of the awards as follows:

•	Mr. Hoskins, $1,158,034

•	Mr. Gorman $82,507

•	Mr. LaVigne, $393,771

•	Mr. Kinder, $270,011

•	Ms. Boss, $154,536

•	Mr. Hamm, $324,635

For Mr. Hamm, the amount listed in the column includes the grant date fair value of the restricted stock equivalent awards granted in November 2016 (without any reduction related to the forfeiture of his outstanding awards) plus the incremental fair value associated with modifications to his outstanding restricted stock equivalent awards in fiscal 2017 totaling $628,967 pursuant to the terms of his Separation Agreement, as discussed in “Compensation Discussion and Analysis-Elements of Compensation-Separation Agreement.”

(3)	The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under the applicable annual cash bonus program, as described in our “Compensation Discussion and Analysis.”

(4)	The amounts reported in this column consist of aggregate changes in the actuarial present value of accumulated benefits under the applicable retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are the applicable defined benefit pension plans described in the narrative to the “Pension Benefits Table.” To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.

(5)	The amounts reported in this column with respect to fiscal 2017 consist of the following:

(i)	Company matching contributions or accruals in our 401(k) plan and executive savings investment plan:

•	Mr. Hoskins, $153,629

•	Mr. Gorman, $38,306

•	Mr. LaVigne, $77,761

•	Mr. Kinder, $53,948

•	Ms. Boss, $52,387

•	Mr. Hamm, $76,496

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the “Pension Benefits Table”) due to certain limits imposed by the IRC on accruals in our retirement plan.

(ii)	The incremental cost to the company of the following perquisites provided to the named executive officers:

Executive Financial Planning Program.    We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2017, the following reimbursement payments were made:

•	Mr. Hoskins, $6,000

•	Mr. LaVigne, $6,000

•	Mr. Kinder, $4,000

•	Ms. Boss, $2,720

•	Mr. Hamm, $6,000

The above list of perquisites does not include any contributions made by our charitable foundation which may have been made at the request of any of the named executive officers. The directors of that foundation, all of whom are employees of the Company, review requests for contributions to charitable organizations from employees, officers and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the foundation. Officers are also eligible to participate in the charitable foundation matching gift program, which is generally available to U.S. employees. Under this

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program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

Dividend Equivalent Payments Not Included.    Holders of restricted stock equivalents have the right to receive cash dividend equivalent payments on restricted stock equivalents but only if the underlying restricted stock equivalents vest. The amounts of such dividends are reflected in the closing price of Energizer Holdings, Inc. common stock on the NYSE (or the common stock of our former parent company prior to the Spin-Off) and are included in the grant date fair value for the restricted stock equivalent grants.

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GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2017 under two separate plans or programs:

•	potential cash awards under our annual cash bonus program, dependent upon achievement of performance measures established at the beginning of the fiscal year, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Fiscal 2017 Bonus Program”; and

•	three-year restricted stock equivalent awards under the terms of our equity incentive plan, which include a performance component and a time-vesting component, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.”

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
A.R. Hoskins	Bonus: Annl.Perf.(1)	11/14/16	$554,875	$1,109,750	$2,219,500	—	—	—	—	—	—	—
	Perf. Award(2)	11/14/16	—	—	—	30,817	61,634	123,268	—	—	—	$2,702,035
	Perf. Awd.: Time Based(3)	11/14/16	—	—	—	—	—	—	26,415	—	—	$1,158,034
T.W. Gorman	Bonus: Annl.Perf.(1)	11/14/16	$109,857	$219,714	$439,428	—	—	—	—	—	—	—
	Perf. Award(2)	11/14/16	—	—	—	2,196	4,391	8,782	—	—	—	$192,501
	Perf. Awd: Time Based(3)	11/14/16	—	—	—	—	—	—	1,882	—	—	$82,507
M.S. LaVigne	Bonus: Annl.Perf.(1)	11/14/16	$222,789	$445,578	$891,157	—	—	—	—	—	—	—
	Perf. Award(2)	11/14/16	—	—	—	10,479	20,957	41,914	—	—	—	$918,755
	Perf. Awd.: Time Based(3)	11/14/16	—	—	—	—	—	—	8,982	—	—	$393,771
G.T. Kinder	Bonus: Annl.Perf.(1)	11/14/16	$131,670	$263,340	$526,680	—	—	—	—	—	—	—
	Perf. Award(2)	11/14/16	—	—	—	7,186	14,371	28,742	—	—	—	$630,025
	Perf. Awd. Time Based(3)	11/14/16	—	—	—	—	—	—	6,159	—	—	$270,011
E.K. Boss	Bonus: Annl.Perf.(1)	11/14/16	$128,544	$257,088	$514,176	—	—	—	—	—	—	—
	Perf. Award(2)	11/14/16	—	—	—	4,112	8,224	16,448	—	—	—	$360,540
	Perf. Awd.: Time Based(3)	11/14/16	—	—	—	—	—	—	3,525	—	—	$154,536
B.K. Hamm	Bonus: Annl.Perf.(1)	11/14/16	$216,300	$432,600	$865,200	—	—	—	—	—	—	—
	Perf. Award(2)	11/14/16	—	—	—	8,639	17,277	34,554	—	—	—	$757,424
	Perf. Awd.: Time Based(3)	11/14/16	—	—	—	—	—	—	7,405	—	—	$324,635
	Modified Perf. Awd	—	—	—	—	9,336	18,672	37,344	—	—	—	$530,251(5)
	Modified Time Based	—	—	—	—	—	—	—	8,002	—	—	$98,716(5)

(1)	These amounts represent the estimated possible payouts of annual cash awards for fiscal year 2017 under our annual cash bonus program for each of our named executive officers. The actual amounts earned under the annual cash bonus program for fiscal year 2017 are disclosed in the “Summary Compensation Table” above as part of the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards, is subject to achievement of pre-established performance criteria for cumulative earnings per share and cumulative free cash flow as a percentage of net sales over the three year period commencing October 1, 2016, the beginning of our fiscal 2017. See “Compensation Discussion and Analysis-Elements of Compensation-Incentive Programs-Equity Awards.”

(3)	These restricted stock equivalents (the time-vesting component) will vest three years from the date of grant,

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if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table.”

(4)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. For the three-year performance awards, the value includes the grant date fair value of the awards computed in accordance with FASB ASC Section 718, applying the same valuation model and assumptions applied for financial reporting purposes, excluding forfeiture assumptions. These amounts may not correspond to the actual value realized by the named executive officers. These amounts include awards granted at target.
For the three-year time-vesting awards, these amounts represent the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. The value includes 100% of such awards, with no reduction for potential forfeiture.

(5)	These amounts represent the incremental fair value of Mr. Hamm’s restricted stock equivalent awards modified pursuant to the terms of his Separation Agreement, as discussed in “Compensation Discussion and Analysis-Elements of Compensation-Separation Agreement.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested as of September 30, 2017.

•	Restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions over a three year period, as described in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.” Vesting of restricted stock equivalents will accelerate, however, upon death, disability and upon a change of control of the Company. A portion will also vest upon voluntary retirement if the awards have been held for at least twelve months and the officer is age 55 with at least 10 years of service, including service with our former parent prior to Spin-Off. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the

table below. The performance-based awards have similar terms and vest upon achievement of cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of sales goals. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.”

•	Special one-time restricted stock equivalents granted by Energizer that will vest ratably on each of the five anniversaries from the date of grant. Vesting of all of the restricted stock equivalents will accelerate, however, upon death, disability and upon a change of control of the Company. A portion will also vest upon voluntary retirement if the awards have been held for at least twelve months and the officer is age 55 with at least 10 years of service and upon involuntary termination (other than for cause).

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table and footnotes set forth information regarding outstanding restricted stock equivalent awards as of September 30, 2017 for the named executive officers. The market value of shares that have not vested was determined by multiplying $46.05, the closing market price of the Company’s stock on September 29, 2017, the last trading day of fiscal 2017, by the number of shares.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(8)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
A.R. Hoskins	176,043(2)	$8,106,780	258,244	(9)	$11,892,136
T.W. Gorman	13,076(3)	$602,150	21,906	(10)	$1,008,771
M.S. LaVigne	69,066(4)	$3,180,489	91,124	(11)	$4,196,260
G.T. Kinder	30,154(5)	$1,388,592	62,486	(12)	$2,877,480
E.K. Boss	24,307(6)	$1,119,337	35,196	(13)	$1,620,776
B.K. Hamm	8,002(7)	$368,492	37,344	(14)	$1,719,691

(1)	The amount of the awards is based on payout assuming results meet the maximum performance level at the conclusion of the performance period.

(2)	Of this total for Mr. Hoskins,

•	120,704 restricted stock equivalents granted 7/8/15 vest ratably on each of the first five anniversaries of the grant date;

•	28,924 restricted stock equivalents granted 11/16/15 vest on 11/16/18; and

•	26,415 restricted stock equivalents granted 11/14/16 vest on 11/14/19.

(3)	Of this total for Mr. Gorman

•	8,382 restricted stock equivalents granted 7/8/15 vest ratably on each of the first five anniversaries of the grant date;

•	2,812 restricted stock equivalents granted 11/16/15 vest on 11/16/18; and

•	1,882 restricted stock equivalents granted 11/14/16 vest on 11/14/19.

(4)	Of this total for Mr. LaVigne,

•	49,539 restricted stock equivalents granted 7/8/15 vest ratably on each of the first five anniversaries of the grant date;
•	10,545 restricted stock equivalents granted 11/16/15 vest on 11/16/18; and

•	8,982 restricted stock equivalents granted 11/14/16 vest on 11/14/19.

(5)	Of this total for Mr. Kinder,

•	16,764 restricted stock equivalents granted 7/8/15 vest ratably on each of the first five anniversaries of the grant date;

•	7,231 restricted stock equivalents granted 11/16/15 vest on 11/16/18; and

•	6,159 restricted stock equivalents granted 11/14/16 vest on 11/14/19.

(6)	Of this total for Ms. Boss,

•	16,764 restricted stock equivalents granted 7/8/15 vest ratably on each of the first five anniversaries of the grant date;

•	4,018 restricted stock equivalents granted 11/16/15 vest on 11/16/18; and

•	3,525 restricted stock equivalents granted 11/14/16 vest on 11/14/19.

(7)	Of this total for Mr. Hamm,

•	6,151 restricted stock equivalents represent the pro rata portion of Mr. Hamm’s time-based restricted stock equivalents originally granted 11/16/15 and subsequently modified pursuant to his Separation Agreement.

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•	1,851 restricted stock equivalents represent the pro rata portion of Mr. Hamm’s time-based restricted stock equivalents originally granted 11/14/16 and subsequently modified pursuant to his Separation Agreement.

(8)	Performance-based restricted stock equivalent awards each vest on the date the Company publicly releases earnings results for the third fiscal year of the performance period.

(9)	Of this total for Mr. Hoskins,

•	134,976 restricted stock equivalents represent the performance-linked component of performance awards granted 11/16/15; and

•	123,268 restricted stock equivalents represent the performance-linked component of performance awards granted 11/14/16.

(10)	Of this total for Mr. Gorman,

•	13,124 restricted stock equivalents represent the performance-linked component of performance awards granted 11/16/15; and

•	8,782 restricted stock equivalents represent the performance-linked component of performance awards granted 11/14/16.

(11)	Of this total for Mr. LaVigne,

•	49,210 restricted stock equivalents represent the performance-linked component of performance awards granted 11/16/15; and

•	41,914 restricted stock equivalents represent the performance-linked component of performance awards granted 11/14/16.
(12)	Of this total for Mr. Kinder,

•	33,744 restricted stock equivalents represent the performance-linked component of performance awards granted 11/16/15; and

•	28,742 restricted stock equivalents represent the performance-linked component of performance awards granted 11/14/16.

(13)	Of this total for Ms. Boss,

•	18,748 restricted stock equivalents represent the performance-linked component of performance awards granted 11/16/15; and

•	16,448 restricted stock equivalents represent the performance-linked component of performance awards granted 11/14/16.

(14)	Of this total for Mr. Hamm,

•	28,706 restricted stock equivalents represent the pro rata portion of Mr. Hamm’s performance-based restricted stock equivalents originally granted 11/16/15 and subsequently modified pursuant to his Separation Agreement.

•	8,638 restricted stock equivalents represent the pro rata portion of Mr. Hamm’s performance-based restricted stock equivalents originally granted 11/14/16 and subsequently modified pursuant to his Separation Agreement.

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OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)
A. R. Hoskins	93,114	$4,251,113
T. W. Gorman	4,837	$219,263
M.S. LaVigne	66,086	$3,000,932
G. T. Kinder	28,726	$1,302,290
E. K. Boss	23,578	$1,068,458
B. K. Hamm	37,807	$1,723,830

(1)	In fiscal 2017, the time-based restricted stock equivalents granted to each of the officers by our former parent company in fiscal 2014 and 2015 vested in accordance with the terms of the awards.

In fiscal 2017, 20% of the time-based restricted stock equivalents granted to each of the officers at the time of our Spin-Off from our former parent company vested in accordance with the terms of the awards.

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PENSION BENEFITS

Energizer established a new retirement plan that acquired the assets and assumed the liabilities of our former parent’s plans in connection with the Spin-Off. Prior to January 1, 2014, our former parent company’s retirement plan covered essentially all U.S. employees of Energizer after they became eligible. Pension benefits are provided under a tax qualified defined benefit plan that is subject to maximum pay and benefit limits under the tax rules. Pension benefits are also provided under a pension restoration plan (the “Supplemental Executive Retirement Plan”) that provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of pension benefits under the Supplemental Executive Retirement Plan are set forth in the “Pension Benefits Table,” including the accompanying narrative. As of December 31, 2013, which is the end of the first quarter of our former parent company’s fiscal 2014, the plans were frozen and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.

The Retirement Accumulation Account that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the participants in our former parent company’s qualified defined benefit pension plan, including the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that is reset annually. Certain older, longer-tenured participants, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, received an additional monthly credit equal to 2% of eligible benefit earnings. Participants receive credit for years of service with our former parent company. Other older, longer-tenured participants with age and years of service totaling 75 or more as of December 31, 2009 received an additional monthly credit equal to 4% of their eligible benefit earnings. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied to Mr. Hoskins and Mr. Hamm.

•	PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess savings investment plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was available through the end of the calendar year 2009 for Mr. Hoskins and Mr. Hamm.

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PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
A.R. Hoskins	Energizer Retirement Plan	31	$1,055,015	$0
	Supplemental Executive Retirement Plan	30	$1,251,711	$0
M.S. LaVigne	Energizer Retirement Plan	4	$81,147	$0
	Supplemental Executive Retirement Plan	4	$79,457	$0
G.T. Kinder	Energizer Retirement Plan	.5	$26,757	$0
	Supplemental Executive Retirement Plan	.5	$5,956	$0
E.K. Boss	Energizer Retirement Plan	.25	$5,534	$0
B.K. Hamm	Energizer Retirement Plan	6	$138,611	$0
	Supplemental Executive Retirement Plan	6	$45,585	$0

(1)	The number of years of credited service reflects years of actual service prior to the pension plan being frozen. For Mr. Hoskins 14 of the years shown were with Edgewell, our former parent company, and the remainder were with Ralston Purina Company, Edgewell’s former parent. In February of 2009, in order to reduce cash outlays and bolster the company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the Supplemental Executive Retirement Plan for the calendar year, and in lieu of those and other benefits, Mr. Hoskins was granted a 2009 performance award.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 12, Pension Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2017.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan that assumed the liabilities under our former parent’s plan in connection with the Spin-Off, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). All funds are invested in the Prime Rate fund, which credits account balances on a daily basis, at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2017, the rate credited under this fund was 3.5% from October 1, 2016 through June 14, 2017, and increased to 4.25% on June 15, 2017. Balances in the plan are vested and may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan,

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amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plan (the “401(k) plan”) but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions into any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.

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NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
A.R. Hoskins	Def’d Comp. Plan	$0	$0	$170,147	$0	$4,560,212
	Exec. S.I.P.	$152,904	$136,467	$127,756	$0	$1,342,700
	Total	$152,904	$136,467	$297,903	$0	$5,902,912
T.W. Gorman	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$37,649	$21,302	$17,608	$0	$156,935
	Total	$37,649	$21,302	$17,608	$0	$156,935
M.S. LaVigne	Def’d Comp. Plan	$0	$0	$20,006	$0	$536,199
	Exec. S.I.P.	$77,761	$61,561	$191,394	$0	$1,160,500
	Total	$77,761	$61,561	$211,400	$0	$1,696,699
G.T. Kinder	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$51,984	$37,288	$22,656	$0	$246,241
	Total	$51,984	$37,288	$22,656	$0	$246,241
E.K. Boss	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$51,011	$34,810	$15,806	$0	$240,791
	Total	$51,011	$34,810	$15,806	$0	$240,791
B.K. Hamm	Def’d Comp. Plan	$0	$0	$9,946	$270,094	$202,358
	Exec. S.I.P.	$72,616	$60,296	$91,043	$0	$586,299
	Total	$72,616	$60,296	$100,989	$270,094	$788,657

(1)	The officer contributions to our executive savings investment plan during fiscal 2017 consist of deferrals of salary earned with respect to fiscal 2017.

(2)	Contributions and accruals to our executive savings investment plan consist of company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings, including appreciation and depreciation, on investment funds offered under our qualified 401(k) plan with returns during fiscal 2017 ranging from -0.12% to 28.27%; and
•	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal.

(4)	Of the aggregate balances shown in this column with respect to the executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statement for our 2016 Annual Meeting:

•	Mr. Hoskins: $151,008

•	Mr. LaVigne: $79,667

•	Mr. Kinder: $26,585

•	Ms. Boss: $37,114

•	Mr. Hamm: $53,634

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers. We have adopted an executive severance plan providing for certain benefits in connection with a qualifying termination, as described below. We have also entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting and a lump sum payout in lieu of a continuation of benefits upon qualified termination of employment following a change of control. Additionally, equity awards under our Equity Incentive Plan, including awards previously granted by our former parent company that have been converted into equity awards that relate to Energizer’s common stock, provide for acceleration of vesting of certain awards in the event of certain terminations of employment.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

Mr. Hamm is not included in the information below, as he resigned from his role as Executive Vice President and Chief Financial Officer on June 8, 2017, and his Change of Control Employment Agreement, dated July 1, 2015, was terminated effective as of June 15, 2017. See “Compensation Discussion and Analysis—Elements of Compensation—Separation Agreement” above.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2017, the last day of our fiscal year;

•	the market value of our common stock on that date was $46.05 (the actual closing price on September 29, 2017, the last trading day of the fiscal year); and

•	each of the officers were terminated on that date.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our 401(k) plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay. See “Pension Benefits Table.”

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, as described in the “Non-Qualified Deferred Compensation Table,’’ except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Executive Severance Plan

On July 1, 2015, we adopted an executive severance plan which provides benefits to our senior executives, including each of the named executive officers, in the event of a “qualifying termination” as defined in the plan, which means an involuntary termination without “cause” or a voluntary termination as a result of “good reason.” Post-termination benefits for the senior executives consist of:

•	A lump sum payment of one or two times his or her annual base salary at the time of the qualifying termination, which will be two times for Messrs. Hoskins, LaVigne and Gorman and one times for Mr. Kinder and Ms. Boss;

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•	For Messrs. Hoskins, LaVigne and Gorman, a pro-rata bonus payment based on the number of days during the bonus year the participant was employed and the amount of annual bonus which the participant would have received if he or she had remained employed, based on actual Company performance; and

•	outplacement services for up to 12 months for each of the named executive officers.

The payment of benefits under the plan is conditioned upon the executive executing a general release in favor of the Company, as well as confidentiality, non-solicitation, non-disparagement and non-competition obligations. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with the Company.

Death, Disability or Termination of Employment (Other than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of certain awards. Awards are accelerated for retirement after attainment of age 55 with 10 years of service (including service with our former parent companies) if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause. Performance awards vesting upon retirement are paid when results for the Performance Period are met.

	Involuntary Termination	Death	Disability	Retirement After Age 55 with 10 years of service
Five-year restricted stock awards granted 7/8/15	Pro Rata Vesting	Accelerated	Accelerated	Pro Rata Vesting
Three-year restricted stock awards granted 11/16/15	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 11/16/15	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting
Three-year restricted stock awards granted 11/14/16	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 11/14/16	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination as previously elected by the participant.

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The value of awards which would be accelerated for our named executive officers upon death, disability, involuntary termination or retirement as of September 30, 2017 is shown in the following chart. The value of accelerated restricted stock equivalents reflects a stock price of $46.05, the closing market price of the Company’s stock on September 30, 2017. Stock market changes since September 30, 2017 are not reflected in these valuations.

Officer Termination Events	Accelerated Restricted Stock Equivalent Awards*
A.R. Hoskins: 1	$14,635,841
A.R. Hoskins: 2	$11,273,300
A.R. Hoskins: 3	$486,839
A.R. Hoskins: 4	$4,476,960
T.W. Gorman: 1	$1,152,848
T.W. Gorman: 2	$880,420
T.W. Gorman: 3	$33,807
M.S. LaVigne: 1	$5,501,784
M.S. LaVigne: 2	$4,327,411
M.S. LaVigne: 3	$199,807
G.T. Kinder: 1	$2,939,955
G.T. Kinder: 2	$2,134,626
G.T. Kinder: 3	$67,615
E.K. Boss: 1	$2,010,197
E.K. Boss: 2	$1,554,590
E.K. Boss: 3	$67,615

Termination Events:

1—Death;

2—Permanent disability;

3—Involuntary termination of employment other than for cause; and

4—Retirement following attainment of age 55 with 10 years of service, 12 months after date of grant.

*—The value of accelerated restricted stock equivalents in the chart above is calculated based on the number of stock equivalents that will vest in accordance with the termination provisions of the agreements valued at $46.05, the closing market price of the Company’s stock on September 30, 2017. This calculation differs from the calculation of accelerated vesting for purposes of Code Section 280G and 4999 as reported in the “Estimated Payments and Benefits” table below.

If the Executive is terminated for one of the following events,

•	an involuntary termination of an employee’s employment without “cause”; or
•	a voluntary termination of employment by an employee as a result of “good reason”;

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then the following payments will be made in accordance with the Executive Severance Plan:

Name	Lump Sum Severance Payment	Outplacement Services	Pro-Rata Bonus Payment
A.R. Hoskins	Two Times Base Salary	Up to 12 months	Determined by multiplying the amount the Executive would have received for the year of termination based upon actual Company performance by a fraction, the numerator is the days in the bonus year during which the Executive was employed and the denominator is the days in the bonus year.
T.W. Gorman	Two Times Base Salary
M.S. LaVigne	Two Times Base Salary
G.T. Kinder	One Times Base Salary		No Pro-Rata Bonus Payment
E.K. Boss	One Times Base Salary

No benefit will be paid to an employee under the Plan to the extent that benefits would otherwise be paid to the employee under the terms of a Change in Control Employment Agreement (or other similar agreement).

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have terms of two or three years from July 1, 2015, subject to certain automatic renewal provisions. For Messrs. Hoskins and LaVigne, the term is three years. For Messrs. Gorman, Kinder and for Ms. Boss, the term is two years. The agreement provides that the officer will receive severance compensation in the event of certain termination events (as provided in the agreement), other than for cause, death or disability, or within specified periods following a change in control of the Company, as such terms are defined in the agreement.

Under the agreements, a change of control is generally defined as an acquisition of more than 50% of the total voting power of the company, a person beneficially owning more than 20% of the total voting power of the company, or an unapproved change in the majority of the Board.

Under the agreements, upon a change of control, each officer will receive a pro rata annual bonus for the portion of the year occurring prior to a change of control. If the officer is terminated under the termination events defined in the agreement within specified periods of the change of control, the severance compensation payable under the agreement consists of:

•	a payment equal to a multiple of the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control), which will be three times in the case of Messrs. Hoskins and LaVigne and two times in the case of Messrs. Gorman, Kinder and Ms. Boss;

•	a pro rata portion of the officer’s target annual bonus for the year of termination; and

•	a lump-sum payment intended to assist with health and welfare benefits for a period of time post-termination.

Following termination of employment, each officer is bound by a one-year covenant not to compete, a one-year non-solicitation covenant, and a covenant of confidentiality. No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. Under the agreements, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will reduce

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EXECUTIVE COMPENSATION

the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control.” Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Five-year time based awards granted 7/8/15	100% vest upon change of control
Three-year time based awards granted 11/16/15	100% vest upon change of control
Three-year performance awards granted 11/16/15	The greater of (i) the number of stock equivalents granted at target or (ii) the amount of target performance stock equivalents which would have vested had the performance period ended on the date the change of control occurs
Three-year time based awards granted 11/14/16	100% vest upon change of control
Three-year performance awards granted 11/14/16	The greater of (i) the number of stock equivalents granted at target or (ii) the amount of target performance stock equivalents which would have vested had the performance period ended on the date the change of control occurs

Payments of cash would be made in a lump sum no sooner than six months following termination of employment.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value. The value of accelerated restricted stock equivalents and performance awards reflects a stock price of $46.05 (the closing price of our common stock on September 30, 2017). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2017 are not reflected in these valuations. Upon a change of control, retirement benefits under the executive savings investment plan vest to the extent not already vested.

Name	Cash Severance	Retirement Benefits	Restricted Stock Equivalent Awards	Benefits	Excise Tax Gross-Up/ Reduction		Total
A.R. Hoskins	$8,286,668	$0	$14,635,840	$35,849	$0		$22,958,357
T.W. Gorman	$2,193,614	$5,514	$1,152,848	$33,197	$0		$3,385,173
M.S. LaVigne	$4,102,294	$0	$5,501,784	$32,922	$-1,011,644	(1)	$8,625,356
G.T. Kinder	$2,024,192	$0	$2,939,955	$34,169	$0		$4,998,316
E.K. Boss	$1,951,941	$0	$2,010,197	$21,093	$-586,263	(1)	$3,396,968

(1)	It was determined that a “golden parachute” excise tax would be due under the Internal Revenue Code for Mr. LaVigne and Ms. Boss and therefore we reduced the aggregate amount of the payments payable to an amount such that no excise tax would be due.

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ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We provide to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Accordingly, the next vote to approve, on an advisory basis, the compensation of our named executive officers after the vote held at this Annual Meeting will be conducted at our 2019 Annual Meeting of Shareholders. We encourage shareholders to review the “Compensation Discussion and Analysis” for details regarding our executive compensation programs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that following the Spin-Off, we have made key decisions to facilitate our transition to an independent public company and to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. In particular, we believe that our compensation guiding principles—simple, aligned and balanced—provide us with a framework for compensation that best incentivizes management performance.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Energizer approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the executive compensation.

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers as described in this proxy statement under “Executive Compensation.”

Because the vote is advisory, it will not be binding on us. Hence, the Board and the NECC will review the voting results and carefully consider the outcome of the vote when making future decision regarding executive compensation.

60    Energizer Holdings, Inc. 2017 Proxy Statement

ITEM 4. PROPOSAL TO AMEND AND RESTATE THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE REMOVAL OF SUPERMAJORITY PROVISIONS

The Board has approved, and recommends that the Company’s shareholders approve, an amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to provide for the removal of supermajority voting provisions. The proposed amendment and restatement would revise Article IV, Article VII and Article IX of the Articles of Incorporation. The full text of the proposed amendment and restatement of the Articles of Incorporation is set forth in Appendix A to this proxy statement (proposed new text is underlined twice and proposed deleted text is crossed out) (hereinafter referred to as the “Third Amended and Restated Articles of Incorporation”).

Background

Our current supermajority voting provisions have been in place since we became a public company in 2015 following our Spin-Off from our former parent company. At the time of the Spin-Off, the Board believed that inclusion of the supermajority voting requirements was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the supermajority voting provisions enhanced the independence of our directors from both management and shareholder special interests and protected the Company against unfair or abusive takeover practices through a period of significant volatility in the immediate aftermath of the Spin-Off.

Our Governance Evolution

Our Board is committed to adopting governance practices that the Board believes are the most beneficial to the Company and its shareholders. For example, at our 2017 annual meeting, the first annual meeting after our first full fiscal year as an independent company, we proposed, and shareholders adopted, an amendment to the Articles of Incorporation that provided for the declassification of the Board of Directors. This declassification is now underway, with directors at this annual meeting being elected for a 1 year term.

This year, we are continuing our evolution as we have progressed another year from the Spin-Off, providing us with another opportunity to demonstrate our commitment to growing long-term shareholder value. Following discussions with many of our investors, the Board, upon the recommendation of the Nominating and Executive Compensation Committee, proposes that the next step be to eliminate the supermajority vote requirements that are contained in our current Articles of Incorporation and Second Amended and Restated Bylaws of the Company (the “Bylaws”).

Proposed Third Amended and Restated Articles of Incorporation

The Company’s Articles of Incorporation currently contains the following supermajority provisions:

•	Removal of Directors for Cause. Article IV of the Articles of Incorporation currently states that shareholders may remove a director for cause upon a two-thirds vote of all outstanding shares then entitled to vote.

•	Amend the Bylaws. Article VII of the Articles of Incorporation currently states that only a majority of the entire Board of Directors may make, amend, alter, change or repeal any provision or provisions of the Bylaws.

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ITEM 4. PROPOSAL TO AMEND AND RESTATE THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE REMOVAL OF SUPERMAJORITY PROVISIONS

•	Amend the Articles of Incorporation. Article IX of the Articles of Incorporation currently state that shareholders may amend, alter, change or repeal certain provisions of the Articles of Incorporation upon a two-thirds vote of all outstanding shares then entitled to vote.

•	Call a Special Meeting of Shareholders. Article VII of the Articles of Incorporation currently state that special meetings of shareholders may be called only by a majority of the entire Board of Directors, by the Chairman of the Board, or by the President of the Company.

If the proposed Third Amended and Restated Articles of Incorporation are adopted, then, upon the affirmative vote of a majority of the holders of record of outstanding shares of common stock of the Company then entitled to vote generally in the election of directors, shareholders may (i) remove any director for cause; (ii) make, amend, alter, change or repeal any provision or provisions of the Bylaws; (iii) amend, alter, change or repeal any provision of the Articles of Incorporation; or (iv) call a special meeting of shareholders.

This general description of the proposed changes to the Articles of Incorporation is qualified in its entirety by reference to the proposed Third Amended and Restated Articles of Incorporation set forth in Appendix A to this proxy statement. If the Third Amended and Restated Articles of Incorporation are approved by the shareholders, then the Third Amended and Restated Articles of Incorporation will become effective upon their filing with the Missouri Secretary of State. The Board has also adopted a corresponding amendment and restatement to our Bylaws which will become effective only if the Third Amended and Restated Articles of Incorporation are approved by the shareholders. If the Third Amended and Restated Articles of Incorporation are not approved by the shareholders, then the Articles of Incorporation and the Bylaws will remain unchanged and the supermajority provisions will remain in place.

Vote Required. The affirmative vote of two-thirds of the holders of record of outstanding shares of common stock of the Company then entitled to vote generally in the election of directors is required to amend and restate the Articles of Incorporation.

The Board of Directors recommends a vote FOR the amendment and restatement of the Articles of Incorporation to remove supermajority provisions.

62    Energizer Holdings, Inc. 2017 Proxy Statement

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The following table shows, as of November 15, 2017, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding(1)
J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017	4,912,888(2)	7.9%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	6,819,769(3)	11.0%
The London Company 1800 Bayberry Court, Suite 301, Richmond, VA 23226	4,248,878(4)	6.9%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,929,618(5)	8.0%

(1)	On November 15, 2017, there were 60,533,400 shares of the Company’s common stock outstanding.
(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 13, 2017, J.P. Morgan Chase & Co. and related entities reported, as of December 31, 2016, sole voting power over 4,743,836 of such shares, shared voting power over 38,157 of such shares, sole dispositive power over 4,899,872 of such shares and shared dispositive power over 11,292 of such shares.
(3)	As reported in a statement on Schedule 13G/A filed with the SEC on July 10, 2017, BlackRock, Inc. and related entities reported, as of June 30, 2017, sole voting power over 6,139,181 such shares and sole dispositive power over 6,819,769 of such shares.
(4)	As reported in a statement on Schedule 13G/A filed with the SEC on February 14, 2017, The London Company and related entities reported, as of December 31, 2016, sole voting power over 3,243,700 of such shares, sole dispositive power over 3,243,700 of such shares and shared dispositive power over 1,005,178 of such shares.
(5)	As reported in a statement on Schedule 13G/A filed with the SEC on February 9, 2017, The Vanguard Group and related entities reported, as of December 31, 2016, sole voting power over 36,758 of such shares, shared voting power over 7,664, sole dispositive power over 4,888,483 of such shares and shared dispositive power over 41,135 of such shares.

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STOCK OWNERSHIP INFORMATION

Ownership of Directors and Executive Officers. The table below contains information regarding beneficial common stock ownership of directors and executive officers as of November 15, 2017. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	Stock Equivalents held in the Deferred Compensation Plan	% of Shares Outstanding (A) (*denotes less than 1%)
J. Patrick Mulcahy	564,641(B)(C)	101,543	1.09%
Alan R. Hoskins	140,386(C)	0	*
Bill G. Armstrong	19,798(C)	48,344	*
Cynthia J. Brinkley	5,562(C)	1,585	*
Kevin J. Hunt	5,562(C)	0	*
James C. Johnson	8,454(C)	171	*
John E. Klein	23,034(C)	22,061	*
W. Patrick McGinnis	27,939(C)	17,666	*
Patrick J. Moore	5,562(C)	0	*
Robert V. Vitale	8,261(C)	362	*
Mark S. LaVigne	23,489(C)	0	*
Timothy W. Gorman	20,974(C)	0	*
Gregory T. Kinder	3,724(C)	0	*
Emily K. Boss	17,208(C)	0	*
All Executive Officers and Directors as a Group (15 persons)	898,302(C)	191,732	1.79%

(A)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 15, 2017, equivalents that vest within 60 days, or upon retirement, and the number of stock equivalents held in the deferred compensation plan.

(B)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.

(C)	Includes vested stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested stock equivalents credited to each individual officer or director is as follows:

Mr. Mulcahy, 10,230; Mr. Johnson, 6,063; Mr. Klein, 15,054; and Mr. Moore, 3,171. This amount also includes unvested stock equivalents that vest upon a director’s retirement from the Board or upon attainment of certain vesting provisions, in accordance with the time based restricted stock equivalent awards, upon retirement for the executive officers. The number of unvested stock equivalents credited to each director and officer is as follows: Mr. Armstrong, 2,391; Ms. Brinkley, 2,391; Mr. Hoskins, 41,499; Mr. Hunt, 2,391; Mr. Johnson, 2,391; Mr. Klein, 7,980; Mr. McGinnis, 2,391; Mr. Moore, 2,391; Mr. Mulcahy, 7,980; and Mr. Vitale 961.

64    Energizer Holdings, Inc. 2017 Proxy Statement

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•	Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•	Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts; and

•	Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2017, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

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ADDITIONAL INFORMATION

OTHER BUSINESS

The Board knows of no business which will be presented at the 2018 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2019 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested) to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested) and would like only one copy to be sent to your household, upon your written request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2000).

66    Energizer Holdings, Inc. 2017 Proxy Statement

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Any proposals to be presented at the 2019 Annual Meeting of Shareholders, which is expected to be held on January 28, 2019, must be received by the Company, directed to the attention of the Corporate Secretary, no later than August 15, 2018 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2019 Annual Meeting, the notice would have to be received between October 1, 2018 and October 31, 2018. However, in the event that (i) no annual meeting is held in 2018 or (ii) the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2018 Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2019 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•	the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

¡	shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;
¡	any short interest with respect to common stock;
¡	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
¡	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

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ADDITIONAL INFORMATION

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Corporate Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the Corporate Secretary.

By order of the Board of Directors,

Benjamin J. Angelette

Deputy General Counsel & Corporate Secretary

December 13, 2017

68    Energizer Holdings, Inc. 2017 Proxy Statement

APPENDIX A—PROPOSED THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(additions are underlined twice; deletions are struck out)

~~SECOND~~ THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ENERGIZER HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is Energizer Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address, including street and number, if any, of the Corporation’s registered office in this state is 120 South Central Avenue, Clayton, Missouri 63105, and the name of its agent at such address is C T Corporation System.

ARTICLE III

AUTHORIZED SHARES

SECTION 3.1. CLASSES AND NUMBER OF SHARES.

(a) The aggregate number, class and par value of shares of capital stock that the Corporation shall have authority to issue is Three Hundred and Ten Million (310,000,000) shares of stock, consisting of:

(i) Three hundred million (300,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and

(ii) Ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

(b) All preemptive rights of shareholders are hereby denied, so that no stock or other security of the Corporation shall carry with it, and no holder or owner of any share or shares of stock or other security or securities of the Corporation, shall have any preferential or preemptive right to acquire additional shares of stock or of any other security of the Corporation. All cumulative voting rights are hereby denied, so that no stock or other security of the Corporation shall carry with it, and no holder or owner of any share or shares of such stock or security, shall have any right to cumulative voting in the election of members of the Board of Directors of the Corporation (the “Directors”) or for any other purpose. The foregoing provisions within this paragraph are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.

(c) In addition to those general qualifications, limitations and restrictions applicable to each and every class and series of capital stock of the Corporation as a matter of law or as stated in the immediately preceding paragraph, the preferences, qualifications, limitations, restrictions, and the special correlative rights, including convertible rights, if any, in respect of the shares of each class are as set forth in the following Section 3.2 and Section 3.3.

Energizer Holdings, Inc. 2017 Proxy Statement    A-1

SECTION 3.2. TERMS OF PREFERRED STOCK.

(a) Subject to the requirements of the General and Business Corporation Law of Missouri, as amended from time to time (the “GBCL”), and to the provisions of these ~~Second~~Third Amended and Restated Articles of Incorporation (these “Articles of Incorporation”), Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, shall be as set forth in these Articles of Incorporation or any amendment hereto, or in a resolution or resolutions duly adopted by the Board of Directors and, to the extent set forth in any such resolution or resolutions, such information shall be certified to the Secretary of State of Missouri and filed as required by law from time to time, prior to the issuance of any shares of such series.

(b) The Board of Directors is expressly authorized prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock (but not below the number of shares of such series then outstanding) and, if and to the extent from time to time required by law, by filing certification thereto with the Secretary of State of Missouri, to set or change the number of shares to be included in each series of Preferred Stock (but not below the number of shares of such series then outstanding) and to set or change (in any one or more respects) the designations, preferences, conversion, relative, participating, optional or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the aggregate number of authorized shares set out in Section 3.1(a)(ii) of these Articles of Incorporation);

(ii) the dividend rate, if any, on shares of such series, whether and the extent to which dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of any dividends, and the time at which and the terms and conditions on which any dividends shall be paid;

(iii) whether the shares of such series shall be redeemable or purchasable and, if so, the terms and conditions of such redemption or purchase, including the date or dates upon and after which such shares shall be redeemable or purchasable and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

(iv) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund and the terms and conditions of any such sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other series, class or classes, now or hereafter authorized, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the holders of shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

A-2    Energizer Holdings, Inc. 2017 Proxy Statement

(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

SECTION 3.3. TERMS OF COMMON STOCK.

(a) Voting Rights. Except as otherwise provided by the GBCL, each holder of the Common Stock shall be entitled to one vote per share of Common Stock held by such holder on all matters to be voted on by the shareholders.

(b) Dividend Rights. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the Common Stock out of funds of the Corporation legally available therefor, in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of any series of Preferred Stock outstanding over the aggregate par value thereof.

ARTICLE IV

DIRECTORS

SECTION 4.1. NUMBER. The number of Directors to constitute the Board of Directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation. Any changes in the number of Directors shall be reported to the Missouri Secretary of State to the extent and within the time periods required by the GBCL. As of the effective date of these Articles of Incorporation, each person elected as a Director of the Corporation after the 2017 annual meeting of shareholders, whether to succeed a person whose term of office as a Director has expired or to fill any vacancy, shall be elected for a term expiring at the annual meeting of shareholders held in the year following the year of his or her election. Each Director elected at or prior to the 2017 annual meeting of shareholders shall continue to serve as a Director for the term for which he or she was elected. In each case, Directors shall hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect Directors, then the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the Articles of Incorporation of the Corporation or any certificate of designation thereunder applicable thereto. As used in these Articles of Incorporation, the term “entire Board of Directors” or the “entire Board” means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation and the Bylaws of the Corporation.

SECTION 4.2. REMOVAL OF DIRECTORS. Subject to, and in addition to, the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding or any limitation imposed by law, (i) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing ~~not less than two-thirds~~ a majority of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote), and (ii) any Director may be removed from office by ~~the affirmative vote of~~ a majority of the entire Board of Directors at any time prior to the expiration of his or her term of office, as provided by law, in the event that the Director fails to meet any qualifications stated in the Bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and the Corporation relating to the Director’s service as a Director or employee of the Corporation.

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SECTION 4.3. VACANCIES. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, and except as expressly provided for in Section 4.1, any vacancies in the Board of Directors which occur for any reason, including vacancies which occur by reason of an increase in the number of Directors or the removal of a Director, shall be filled only by the Board of Directors, acting by ~~the affirmative vote of~~ a majority of the remaining Directors then in office (although less than a quorum). Any replacement Director so elected shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy, and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation or removal.

ARTICLE V

The duration of the Corporation is perpetual.

ARTICLE VI

PURPOSE

The Corporation is formed to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the laws of the State of Missouri.

ARTICLE VII

BYLAWS; MEETINGS OF SHAREHOLDERS

SECTION 7.1. BYLAWS. ~~Only a majority of the entire Board of Directors~~ A majority of the entire Board of Directors or the affirmative vote of the holders of record of outstanding shares representing a majority of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, may make, amend, alter, change or repeal any provision or provisions of the Bylaws of the Corporation.

SECTION 7.2. SPECIAL MEETINGS. Special meetings of shareholders may be called ~~only by the affirmative vote of~~ by a majority of the entire Board of Directors ~~or~~, by the Chairman of the Board ~~or~~, by the President of the Corporation ~~by request for such~~, or by the affirmative vote of the holders of record of outstanding shares representing a ~~meeting~~majority of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in ~~writing.~~the election of Directors. Only such business shall be conducted, and only such proposals shall be acted upon, as are specified in the notice of any special meeting of shareholders. ~~Shareholders shall have no right to request to call a special meeting.~~

SECTION 7.3. WRITTEN CONSENT OF SHAREHOLDERS. Any action that is required or that may be taken at any meeting of the shareholders may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SECTION 7.4. ADVANCE NOTICE. Advance notice of shareholder nominations for the election of Directors and business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

INDEMNIFICATION AND EXCULPATION

SECTION 8.1. ACTIONS INVOLVING DIRECTORS, OFFICERS AND EMPLOYEES. The Corporation shall indemnify and hold harmless each person (other than a party plaintiff suing on his or

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her own behalf or in the right of the Corporation) who at any time is serving or has served as a Director, officer or employee of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation while also serving as a Director, officer or employee of the Corporation, or service at the request of the Corporation (which request need not be in writing), while also serving as a Director, officer or employee of the Corporation, as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) to the maximum extent permitted by law, unless the conduct of such person underlying the proceeding in question has been finally adjudged to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct, or unless the Corporation is otherwise prohibited by law from providing such indemnification. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) as a result of such service or any other service on behalf of the Corporation while also serving as a Director, officer or employee of the Corporation against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

SECTION 8.2. MANDATORY INDEMNIFICATION.

(a) Directors, Officers and Employees. To the extent that a Director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, to which action, suit or proceeding such Director, officer or employee was or is a party by reason of such person’s service to the Corporation in such capacity, or as a result of any other service on behalf of the Corporation while also serving as a Director, officer or employee of the Corporation, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding, or proportionally to such claim, issue or matter therein.

(b) Agents. To the extent that an agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, to which action, suit or proceeding such agent was or is a party by reason of service to the Corporation in such capacity, or as a result of any other service on behalf of the Corporation while also serving as an agent of the Corporation, or in defense of any claim, issue or matter therein, the Corporation is not required to, but may, in its discretion, indemnify such individual against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding, or proportionally to such claim, issue or matter therein, at the discretion of the Corporation.

SECTION 8.3. ARTICLE VIII PROVISIONS NOT EXCLUSIVE RIGHT. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

SECTION 8.4. INDEMNIFICATION AGREEMENTS AUTHORIZED. Without limiting the other provisions of this Article VIII, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any Director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a Director may be authorized by the other Directors, and such authorization shall not

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be invalid on the basis that different or similar agreements may have been or may thereafter be entered into with other Directors.

SECTION 8.5. STANDARD OF CONDUCT. Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article VIII (including without limitation pursuant to any agreement entered into pursuant to Section 8.4 of these Articles of Incorporation) from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any agent of the Corporation.

SECTION 8.6. INSURANCE. The Corporation may purchase and maintain insurance on behalf of itself or any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the Corporation in any capacity against any claim, liability or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VIII.

SECTION 8.7. CERTAIN DEFINITIONS. For the purposes of this Article VIII:

(a) Service in Representative Capacity. Any Director, officer or employee of the Corporation who shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests) shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

(b) Predecessor Corporations. References to a corporation include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

(c) Service for Employee Benefit Plan. The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of a corporation which imposes duties on, or involves services by, a director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article VIII in connection with such plan; and the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

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SECTION 8.8. LIABILITY OF THE DIRECTORS, OFFICERS AND EMPLOYEES.

(a) No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 351.345 of the GBCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

(b) It is the intention of the Corporation to limit the personal liability of the Directors, officers and employees of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the Directors and/or officers and/or employees of the Corporation shall be so eliminated or limited without the need for amendment of these Articles or for further action on the part of the shareholders of the Corporation.

SECTION 8.9. SURVIVAL; AMENDMENT.

(a) Each person who was or is a Director, officer or employee of the Corporation is a third party beneficiary to this Article VIII, shall be entitled to rely upon all of his or her indemnification rights provided or contemplated by this Article VIII as a binding contract with the Corporation, and shall be entitled to enforce against, and rely on as a binding contract with, the Corporation all of his or her indemnification rights provided or contemplated by this Article VIII. Such indemnification rights shall continue as to a person who has ceased to be a Director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b) This Article VIII may be hereafter amended, modified or repealed as provided in Article IX of these Articles of Incorporation; provided, however, that no such amendment, modification or repeal shall (i) reduce, terminate or otherwise adversely affect any right or protection, provided in this Article VIII of any person who was or is a Director, officer or employee of the Corporation to obtain indemnification or an advance of expenses with respect to a proceeding that pertains to or arises out of any act, omission or event occurring or condition or circumstance existing prior to the Deadline Indemnification Date, or (ii) have any effect on the liability or alleged liability of any person who was or is a Director, officer or employee of the Corporation for or with respect to any act, omission or event occurring or condition or circumstance existing prior to the Deadline Indemnification Date. For purposes of this Section 8.9, the term “Deadline Indemnification Date” shall mean the later of: (1) the effective date of any amendment or repeal of this Article VIII which reduces, terminates or otherwise adversely affects the rights hereunder of any person who was or is a Director, officer or employee, (2) the expiration of such person’s then current term of office with, or service for, the Corporation (provided such person has a stated term of office or service and completes such term), or (3) the effective date such person resigns his office or terminates his service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

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ARTICLE IX

AMENDMENT OF THE ARTICLES OF INCORPORATION

Subject to Section 8.9 of these Articles of Incorporation, (a) the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, Directors, officers, employees or agents of the Corporation are subject to this reserved power~~; provided, that (in addition to any required class or other vote~~, and (b) the affirmative vote of the holders of record of outstanding shares representing ~~not less than two-thirds~~ a majority of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors~~, voting together as a single class,~~ shall be required to amend, alter, change or repeal ~~Article IV or Article VII~~ any provision of these Articles of Incorporation ~~and this Article IX, notwithstanding the fact that a lesser percentage may be specified by the laws of Missouri~~.

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APPENDIX B—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that management believes are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs, acquisition inventory step up costs, gain on sale of real estate, restructuring activities, costs related to the spin, and income tax adjustments. These measures help investors to see year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure:

Adjusted Diluted EPS. This measure excludes the impact of the costs related to acquisition and integration costs, gain on sale of real estate, restructuring activities, costs related to the spin, and income tax adjustments.

The following table provides a reconciliation of adjusted net earnings per diluted share to net earnings per diluted share.

	Twelve Months Ended September 30,
(in millions, except per share data)	Diluted EPS
	2017	2016
Reported—GAAP	$3.22	$2.04
Impacts: Expense (Income)
Acquisition and integration costs	0.06	0.14
Inventory step up	—	0.08
Gain on sale of real estate	(0.26)	—
Restructuring	—	0.05
Spin costs	—	0.11
Spin restructuring	(0.04)	0.07
Income tax adjustments	—	(0.18)

Adjusted—Non-GAAP (1)	$2.98	$2.31

Weighted average shares—Diluted	62.6	62.5

(1)	The effective tax rate for the twelve months ended September 30, 2017 and 2016 for the Adjusted—Non-GAAP Net Earnings and Diluted EPS was 28.4% and 29.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was an expense of $2.4 million and $23.5 million, respectively, for the years ended September 30, 2017 and 2016.

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Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

The following table provides a reconciliation of free cash flow ($ in millions).

Free Cash Flow	2017	2016
Net cash from operating activities	$197.2	$193.9
Capital expenditures	(25.2)	(28.7)
Proceeds from sale of assets	27.2	1.5
Free Cash Flow—subtotal	$199.2	$166.7

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
1A	Bill G. Armstrong	☐	☐	☐
1B	James C. Johnson	☐	☐	☐
1C	W. Patrick McGinnis	☐	☐	☐
1D	Robert V. Vitale	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain			For	Against	Abstain
2	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018	☐	☐	☐	4	to vote to amend and restate the Company’s Second Amended and Restated Articles of Incorporation to remove supermajority provisions	☐	☐	☐
3	advisory vote on executive compensation	☐	☐	☐	NOTE: to act upon such other matters as may properly come before the meeting
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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2018 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.

2018 ANNUAL MEETING OF SHAREHOLDERS

January 29, 2018

8:00 a.m. local time

Energizer World Headquarters

533 Maryville University Drive

St. Louis, Missouri 63141

Please present this ticket and photo identification for admittance to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Shareholders, Proxy Statement and

our 2017 Annual Report are available at: www.proxyvote.com

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ENERGIZER HOLDINGS, INC. Annual Meeting of Shareholders January 29, 2018 8:00 AM This proxy is solicited by the Board of Directors

The shareholders hereby appoint Alan R. Hoskins and Emily K. Boss, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ENERGIZER HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:00 AM, Central Time on January 29, 2018, at Energizer World Headquarters 533 Maryville University Drive St. Louis, Missouri 63141, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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